UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE BABCOCK & WILCOX COMPANY
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13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

March 22, 2013

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of The Babcock & Wilcox Company, which will be held on Friday, May 3, 2013, at The Ballantyne Hotel in the Ballantyne Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, commencing at 9:30 a.m. local time. The Notice of Annual Meeting and Proxy Statement following this letter describe the matters to be acted on at the meeting.

We are utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows us to furnish proxy materials to you via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2013 Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person for the 2013 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

E. JAMES FERLAND
President & Chief Executive Officer

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 3, 2013.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

THE BABCOCK & WILCOX COMPANY

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of the Stockholders of The Babcock & Wilcox Company, a Delaware corporation, will be held at The Ballantyne Hotel in the Ballantyne Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on Friday, May 3, 2013, at 9:30 a.m. local time, in order to:

(1) elect John A. Fees, Richard W. Mies and Larry L. Weyers as Class III directors of our Board of Directors;

(2) hold an advisory vote on the compensation of our named executive officers;

(3) ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

(4) transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 11, 2013, you are entitled to vote at the meeting and at any adjournment thereof.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 22, 2013, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 11, 2013 and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request a printed set of our proxy materials. The Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, we have enclosed a copy of our 2012 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

By Order of the Board of Directors,

BENJAMIN H. BASH
Corporate Secretary

Dated: March 22, 2013

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	9:30 a.m., May 3, 2013
• Place	The Ballantyne Hotel Ballantyne Ballroom 10000 Ballantyne Commons Parkway Charlotte, North Carolina 28277
• Record Date	March 11, 2013
• Voting	Shareholders on the record date are entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
• Attendance	All stockholders as of the record date and their duly appointed proxies may attend the meeting.

Meeting Agenda

•	Election of three Class III directors
•	Advisory vote on the compensation of our named executive officers
•	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013
•	Transaction of other business that may properly come before the meeting

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of three Class III directors	FOR EACH NOMINEE	4
Advisory vote on the compensation of our named executive officers	FOR	24
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013	FOR	68

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

(i)

Director Nominees

The Board of Directors has nominated three candidates to serve a three-year term expiring in 2016. The following table provides summary information about each director nominee. Director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors. The Board of Directors has determined that each director nominee is independent.

Nominee	Age	Director Since	Principal Occupation	Committee(s)
John A. Fees	55	2010	• Chairman of the Board of Directors • Our Former President & Chief Executive Officer • Former Chief Executive Officer and Director of McDermott International, Inc.	• Safety and Security
Richard W. Mies	68	2010	• Retired Admiral, United States Navy • Member, Board of Directors of Exelon Corporation and Mutual of Omaha Insurance Company	• Governance • Safety and Security (Chair)
Larry L. Weyers	67	2010	• Former Chairman, President and Chief Executive Officer of Integrys Energy Group, Inc. • Vice President and Lead Director, Green Bay Packers, Inc.	• Compensation • Safety and Security

Mr. Fees, Adm. Mies and Mr. Weyers, who are each current directors, attended 75% or more of the meetings of the Board of Directors and of the committees on which they served during 2012.

2012 Board and Committee Summary

	Members	Independence	Meetings
Board of Directors	9	78%	6
Audit and Finance Committee	4	100%	7
Compensation Committee	4	100%	7
Governance Committee	3	100%	6
Safety and Security Committee	4	75%	6

Advisory Vote on the Compensation of our Named Executive Officers

We hold an annual vote on executive compensation. Last year, we received the support of our stockholders with over 94% of the votes cast in favor of our executive compensation program and have maintained the same general approach as to 2012 executive compensation. Accordingly, we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. We generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2012. We believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

(ii)

Ratification of Auditors

Our Board of Directors has ratified the decision of the Audit and Finance Committee to appoint Deloitte to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. Below is summary information of Deloitte’s fees for fiscal years 2012 and 2011 services.

Service	2012	2011
Audit	$3,499,233	$3,239,607
Audit-Related	$11,948	$51,049
Tax	$971,704	$1,026,591
All Other	$0	$134,013
Total	$4,482,885	$4,451,260

2012 Named Executive Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Former Chief Executive Officer, Chief Financial Officer, and our next three most highly compensated executive officers for the year ended December 31, 2012, as determined by the rules of the Securities and Exchange Commission. Mr. Brandon C. Bethards served as our President and Chief Executive Officer until April 19, 2012. The amount reported for Mr. Bethards under the All Other Compensation column below includes consulting fees paid to Mr. Bethards pursuant to a Separation and Consulting Agreement that was entered into in connection with his retirement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this proxy statement.

Name	Salary	Stock & Option Awards		Non-Equity Incentive Bonus	Pension Plan	All Other Compensation	Total Compensation
E. James Ferland,	$609,848	$4,990,682	(1)	$890,000	N/A	$257,827	$6,748,357
President, Chief Executive Officer & Director
Brandon C. Bethards,	$322,576	$5,195,513	(2)	$0	$654,637	$1,472,777	$7,645,503
Former President & Chief Executive Officer
Anthony S. Colatrella,	$480,000	$986,647		$350,986	N/A	$161,361	$1,978,994
Senior Vice President & Chief Financial Officer
Mary Pat Salomone,	$580,500	$1,204,702		$480,097	$829,417	$81,153	$3,175,869
Senior Vice President & Chief Operating Officer
James D. Canafax,	$405,500	$685,419		$254,151	N/A	$95,818	$1,440,888
Senior Vice President & General Counsel
Christofer M. Mowry,	$397,400	$415,460		$257,682	N/A	$72,582	$1,143,124
President, Babcock & Wilcox mPower, Inc.

(1)	Includes grant date fair values of one-time sign-on equity awards granted in connection with Mr. Ferland’s hiring.
(2)	Includes incremental fair value of modifications made to Mr. Bethards’ equity awards in connection with his retirement.

(iii)

GENERAL INFORMATION

Our Board has made these materials available to you over the Internet or, upon your request, has mailed you a printed version of these materials in connection with our 2013 Annual Meeting of Stockholders, which will take place on May 3, 2013. We mailed the Notice of the Annual Meeting to our stockholders on March 22, 2013, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

We have sent or provided access to the materials to you because our Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $15,000, plus out-of-pocket expenses. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the Thrift Plan for Employees of B&W and Participating Subsidiary and Affiliated Companies (our “Thrift Plan”) and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected March 11, 2013 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the New York Stock Exchange, the election of directors and the advisory vote on compensation of executive officers are not considered routine matters. That means that brokers may not vote your shares in the election of directors or in the advisory vote on compensation if you have not given your broker specific instructions as to how to vote and your shares will not be represented in those matters. Please be sure to give specific voting instructions to your broker.

On the record date, 113,589,971 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or in person at the Annual Meeting. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote or Revoke Your Proxy

For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.

For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the record date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted On

We are asking you to vote on the following:

•	the election of John A. Fees, Richard W. Mies and Larry L. Weyers to Class III of our Board;

•	an advisory vote on the compensation of our named executive officers (“Named Executives”); and

•	the ratification of our Audit and Finance Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2013.

Vote Required

In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Votes withheld, which are deemed abstentions, and broker non-votes are not counted for purposes of election of directors.

For the proposal on executive compensation, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on this proposal. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on this proposal, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on this proposal.

For the proposal to ratify the appointment of Deloitte, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.

How Votes are Counted

For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of the Board’s nominees; (2) “FOR” the approval of the compensation of our Named Executives; (3) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm. Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Certificate of Incorporation provides for the classification of our Board into three classes, with the term of one class expiring each year.

Current Directors:

Name	Class	Year Term Expires
John A. Fees	Class III	2013
Richard W. Mies	Class III	2013
Larry L. Weyers	Class III	2013
E. James Ferland	Class I	2014
D. Bradley McWilliams	Class I	2014
Anne R. Pramaggiore	Class I	2014
Thomas A. Christopher	Class II	2015
Robert W. Goldman	Class II	2015
Stephen G. Hanks	Class II	2015

The term of office of our Class III directors will expire at this year’s Annual Meeting. The current Class III directors are John A. Fees, Richard W. Mies and Larry L. Weyers. Mr. Fees and Admiral Mies were elected to our Board on July 2, 2010 in con-

nection with our spin-off from McDermott International, Inc. (“McDermott”). Mr. Weyers was appointed to our Board in December 2010 and elected by our stockholders in May 2011. Accordingly, on the nomination of our Board following the recommendation of the Governance Committee, Messrs. Fees and Weyers and Admiral Mies will each stand for re-election as a Class III director for a term of three years. Each nominee has consented to serve as a director if elected.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our board of directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

Set forth below and on the following pages is certain information (ages are as of May 3, 2013) with respect to each nominee for election as a director and each director of our company who will continue to serve as a director after this year’s Annual Meeting, including the specific experience, qualifications and skills considered by the Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director.

Class III Nominees

John A. Fees	Director Since 2010
Age — 55 Non-Executive Chairman Safety and Security Committee — Member

Mr. Fees is the Chairman of our Board of Directors and has served in that capacity since July 2010. From October 2008 to July 2010, he was Chief Executive Officer and a director of McDermott. He joined B&W in 1979 and served as President and Chief Executive Officer of B&W from January 2007 to October 2008. His earlier positions at subsidiaries of B&W include President and Chief Operating Officer of BWX Technologies, Inc.; President, General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, Inc.; and Vice President and General Manager. Mr. Fees previously served as a member of the board of directors of McDermott from October 2008 to July 2010.

Mr. Fees’ service as Chief Executive Officer of McDermott and member of McDermott’s board of directors makes him well qualified to serve as Chairman of the Board of B&W. Prior to becoming McDermott’s Chief Executive Officer in 2008, Mr. Fees led a distinguished career at B&W for nearly 30 years. During his time with B&W, Mr. Fees held numerous management and executive positions within B&W’s government operations segments, including President and Chief Operating Officer, and served as B&W’s President and Chief Executive Officer. Mr. Fees brings extensive knowledge of our businesses and strong leadership skills to our Board.

Richard W. Mies	Director Since 2010
Age — 68 Governance Committee — Member Safety and Security Committee — Chairman

Admiral Mies is a Retired Admiral, United States Navy. He served in the U.S. Navy for 35 years, including most recently as Commander in Chief of the U.S. Strategic Command from 1998 until his retirement from the Navy in 2002. Following his retirement from the Navy until 2007, he served as Senior Vice President of Science Applications International Corporation, a provider of scientific and engineering applications for national security, energy, environment, critical infrastructure and health. Since 2007, he has been Chief Executive Officer and President of The Mies Group, Ltd. (a consulting firm). He has also been a member of the board of directors of Exelon Corporation since 2009 and Mutual of Omaha Insurance Company since 2002, and served as a member of the board of directors of McDermott from August 2008 to July 2010.

Admiral Mies’ distinguished career as a nuclear submariner in the U.S. Navy and as a former Senior Vice President of Science Applications International Corporation has provided him with extensive experience in nuclear operations, executive leadership and U.S. Government procurement activities. He served as the senior operational commander of the U.S. Submarine Force and as the Commander in Chief of U.S. Strategic Command. He brings to the Board an extensive understanding of the U.S. Government, our single largest customer.

Larry L. Weyers	Director Since 2010
Age — 67 Compensation Committee — Member Safety and Security Committee — Member

In March 2010, Mr. Weyers retired as Chairman of Integrys Energy Group, Inc. (previously WPS Resources Corporation), a holding company with operations providing products and services in regulated and nonregulated energy markets. Previously, he served as its Chairman, President and Chief Executive Officer from February 1998 to December 2008, having joined Wisconsin Public Service Corporation, a utility subsidiary of Integrys Energy Group, Inc., in 1985. Since July 2010, he has served as Vice President and Lead Director of the board of directors of Green Bay Packers, Inc., on which he has served since 2003.

Mr. Weyers brings a wealth of experience in the nuclear and fossil fuel power generation industries to the Board and possesses substantial corporate leadership and governance skills. Having served over 24 years with Integrys Energy Group, Inc., he has extensive knowledge of the utility industry and provides a valuable resource for our power generation operations. Mr. Weyers has a bachelor’s degree in mathematics from Doane College, a master’s degree in nuclear engineering from Columbia University and a master’s degree in business administration from Harvard Business School.

Our Board recommends that stockholders vote “FOR” the Class III nominees named above.

Class I Directors

E. James Ferland	Director Since 2012
Age — 46 President & Chief Executive Officer

Mr. Ferland has been our President and Chief Executive Officer since April 2012. Prior to joining the Company, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics.

Mr. Ferland is an experienced executive with a background in utility power generation and commercial nuclear power and services. With more than 24 years of senior management and engineering experience in diversified power generation industries, he brings valuable perspectives in the industries in which we operate. As our current President and Chief Executive Officer, his service on our Board facilitates the oversight of the company’s business and affairs.

D. Bradley McWilliams	Director Since 2010
Age — 71 Lead Independent Director Audit and Finance Committee — Member Governance Committee — Chairman

From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995. Mr. McWilliams is also a member of the Board of Directors of McDermott, where he has served since 2003.

Mr. McWilliams, a Certified Public Accountant and licensed attorney, has more than 30 years of accounting and financial experience, having served most recently as the chief financial officer of a large, publicly traded company for nine years. Mr. McWilliams has served on many corporate boards both for profit (including Kronos Incorporated and McDermott, where he served as chairman of the audit committee for 12 years and six years, respectively) and non-profit boards (including as a Life Member of the board of directors of the YMCA of the Greater Houston area). Including his service on the board of directors of McDermott, Mr. McWilliams is the most tenured member of our Board.

Anne R. Pramaggiore	Director Since 2011
Age — 54 Audit and Finance Committee — Member Governance Committee — Member

Since February 24, 2012, Ms. Pramaggiore has served as President and Chief Executive Officer of Commonwealth Edison Company (“ComEd”), an electric utility company. Prior to her current position, she served as ComEd’s President and Chief Operating Officer from May 2009 through February 23, 2012. Ms. Pramaggiore joined ComEd in 1998 and previously served as its Executive Vice President, Customer Operations, Regulatory and External Affairs from September 2007 to May 2009, Senior Vice President, Regulatory and External Affairs from November 2005 to September 2007 and Vice President, Regulatory and External Affairs from October 2002 to November 2005. She also served as its Lead Counsel. Ms. Pramaggiore is also a member of the Board of Directors of Motorola Solutions, Inc, where she has served since January 2013.

Ms. Pramaggiore is a licensed attorney and brings to the Board extensive experience in the utilities industry, as highlighted by her years of service at ComEd. Her experience as a current executive at another public company and her perspective on the technical, regulatory, operational and financial aspects of the industry make her well qualified to serve on our Board.

Class II Directors

Thomas A. Christopher	Director Since 2011
Age — 68 Compensation Committee — Member Safety and Security Committee — Member

Following his retirement in 2009, Mr. Christopher has provided independent consultant services to various nuclear industry participants. From January 2009 until his retirement in June 2009, Mr. Christopher served as the Vice Chairman of Areva NP Inc. (“Areva”), a nuclear power facility design and construction company. Previously, he served as Areva’s President and Chief Executive Officer from April 2000 to January 2009 and served on Areva’s board of directors from January 2005 until December 2008. Prior to joining Areva, Mr. Christopher served as Vice President and General Manager of Siemens/Westinghouse Power Services Divisions since August 1998, Vice President and General Manager of Westinghouse Energy Services Divisions from January 1996 until August 1998, and Vice President and General Manager of Westinghouse Nuclear Energy Divisions from July 1982 until December 1996. Mr. Christopher spent six years with the U.S. Navy in the nuclear submarine force, holding the naval reactors engineer certification as a lieutenant, and served on the Board of Directors for the Nuclear Energy Institute from 2000 to 2008.

Mr. Christopher brings an extensive and unique understanding of nuclear energy operations and engineering to the Board, both as a business executive and as a former engineering officer in the U.S Navy’s nuclear submarine force. He is also a former member of the board of directors of the Nuclear Energy Institute and is experienced in managing international operations for energy services companies. Mr. Christopher’s management experience and technical background in the nuclear energy industry make him well qualified to serve on our Board.

Robert W. Goldman	Director Since 2010
Age — 71 Audit and Finance Committee — Chairman Compensation Committee — Member

Since October 2002, Mr. Goldman has served as an independent financial consultant. Previously, Mr. Goldman worked for Conoco Inc., an international, integrated energy company and predecessor to ConocoPhillips, from 1988 to 2002, most recently as its Senior Vice President, Finance and Chief Financial Officer from 1998 to 2002. He formerly served as the Vice President, Finance of the World Petroleum Council from 2002 to 2008. Mr. Goldman is also a member of the board of directors of Parker Drilling Company (since 2005) and Tesoro Corporation (since 2004) and served as a member of the board of directors of McDermott from 2005 to 2010 and El Paso Corporation from 2003 to 2012.

Mr. Goldman has an extensive background in corporate finance and accounting, as well as operations. While serving as Chief Financial Officer of Conoco, Inc., Mr. Goldman played vital roles in the initial public offering and split-off of Conoco, Inc. from DuPont and the subsequent merger of Conoco and Phillips Petroleum. As a member of our Board, he offers valuable public company board experience and significant knowledge specific to the energy industry. Mr. Goldman’s service on the audit committees of other public and non-public companies also provides substantial benefit as he chairs the Board’s Audit and Finance Committee.

Stephen G. Hanks	Director Since 2010
Age — 62 Audit and Finance Committee — Member Compensation Committee — Chairman

Mr. Hanks is the former President and CEO of Washington Group International, Inc. (“Washington Group”), a global integrated engineering, construction and management services company, which merged with URS Corporation. He also served on its Board of Directors. Mr. Hanks has been retired since January 2008 and serves as a member of the board of directors of Lincoln Electric Holdings, Inc. (since 2006) and McDermott (since 2009).

Mr. Hanks brings to the Board valuable operations, industry and legal experience from one of the companies in our peer group through his 30 year background with Washington Group and its predecessor, Morrison Knudsen Corporation. He also provides financial experience, having served as Chief Financial Officer of Morrison Knudsen Corporation, and public company board experience through his service on the boards of Lincoln Electric Holdings, Inc. and McDermott.

There are no family relationships among any of our executive officers and directors.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.” The corporate governance section contains the following documents:

By-Laws

Corporate Governance Principles

Code of Business Conduct

Code of Ethics for Chief Executive

    Officer and Senior Financial Officers

Board of Directors Conflicts of Interest

    Policies and Procedures

Audit and Finance Committee Charter

Compensation Committee Charter

Governance Committee Charter

Safety and Security Committee Charter

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require our Board to consist of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Highlights.”

Based on these independence standards, our Board has determined that the following directors are independent and meet our categorical standards:

Thomas A. Christopher	Richard W. Mies
Robert W. Goldman	Anne R. Pramaggiore
Stephen G. Hanks	Larry L. Weyers
D. Bradley McWilliams

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers has no current relationship with B&W except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Messrs. Goldman and Hanks and Admiral Mies are directors of entities with which we transact business in the ordinary course. Admiral Mies also serves on the board for two limited liability companies in which we own minority interests, but which we do not control or have the right to appoint board members. Ms. Pramaggiore is an executive officer of an entity, affiliates of which we transact business with in the ordinary course. Our Board also considered unsolicited contributions by us to charitable organizations with which the directors were associated. Admiral Mies serves as a director of a charitable organization to which we made contributions between 2010 and 2012 in the usual course of our annual giving programs. Messrs. Hanks and McWilliams are both directors of McDermott, which was our parent company prior to our spin-off on July 30, 2010.

Board Function, Leadership Structure and Executive Sessions

The mission of our Board is to promote the best interests of the Company’s stockholders through oversight of the management of the Company’s business and affairs.

Our Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. Our Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. Currently, the roles are separate, with Mr. Fees serving as our Chairman and Mr. Ferland as our Chief Executive Officer. Our Board believes that this leadership structure is appropriate for us at this time because it allows Mr. Ferland, who joined B&W in 2012, to set our strategic direction and manage our day-to-day operations and performance. This leadership structure also allows Mr. Fees, who has over 30 years of experience with our company and prior public company board service with McDermott, to set the Board’s agenda, in coordination with our Lead Independent Director, and independently lead the Board in its oversight of management.

The Lead Independent Director is appointed by the independent directors and has the following responsibilities:

•	presides over all Board meetings at which the Chairman is not present and all executive sessions attended only by independent directors;

•	serves as liaison between the independent directors and the Chief Executive Officer and the Chairman;

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

Our independent directors meet in executive session without management on a regular basis.

The Role of the Board in Succession Planning

The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board regularly reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Governance Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers. From time to time, the Board also retains an executive search firm as part of its normal succession planning function.

The Role of the Board in Risk Oversight

As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Risk Management group. The program reviews key external, strategic, operational and financial risks with specific focus on the effectiveness of risk miti-

gation. Information on the enterprise risk management program is presented to senior management and the Board by our Director of Risk Management. To assist with aspects of risk oversight, the Board established the Safety and Security Committee, which oversees the safety, security and reliability of our business operations with specific focus on environmental, regulatory, safety, and security matters. The Audit and Finance Committee further assists the Board in fulfilling its oversight responsibility in the areas of financial reporting and by meeting periodically with management to review financial risk exposures and discuss B&W’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs with management and its outside compensation consultant.

Communication with the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o The Babcock & Wilcox Company, Corporate Secretary’s Office, 13024 Ballantyne Corporate Parkway, Suite 700, Charlotte, North Carolina 28277. All such communications shall be forwarded to the independent directors for their review, except for communications that (a) are unrelated to the Company’s business, (b) contain improper commercial solicitations, (c) contain material that is not appropriate for review by the Board based upon the Company’s Bylaws and the established practice and procedure of the Board, or (d) contain other improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Board of Directors.”

Board of Directors and Its Committees

Our Board met six times during 2012. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2012 or, in the case of Mr. Ferland, 75% or more of the meetings of the Board that were held after he was appointed as a director in April 2012. In addition, as reflected in our Corporate Governance Principles, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2012 Annual Meeting.

Our Board currently has, and appoints the members of, standing Audit and Finance, Compensation, Governance and Safety and Security Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Highlights.”

The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. Our Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.

Audit and Finance Committee:

Mr. Goldman (Chairman)

Mr. Hanks

Mr. McWilliams

Ms. Pramaggiore

During 2012, the Audit and Finance Committee met seven times. The Audit and Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit and Finance Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The committee provides oversight of (i) our compliance with legal and regulatory financial requirements; (ii) policies and procedures relating to financial risks; and (iii) aspects of our compliance and ethics program relating to financial matters, books and records and accounting and as required by applicable laws, rules and regulations.

The Audit and Finance Committee also reviews and oversees financial policies and financial strategies, mergers, acquisitions, financings, liabilities, investment performance of our pension plans and the capital structures of B&W and its subsidiaries. Generally, the Audit and Finance Committee has responsibility over many activities involving up to $25 million. For such activities involving amounts over $25 million, the Audit and Finance Committee will review the activity and make a recommendation to the Board.

Our Board has determined that Messrs. Goldman, Hanks and McWilliams and Ms. Pramaggiore each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.

Compensation Committee:

Mr. Hanks (Chairman)

Mr. Christopher

Mr. Goldman

Mr. Weyers

During 2012, the Compensation Committee met seven times. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs. The Compensation Committee oversees the annual evaluation of our Chief Executive Officer in conjunction with the Governance Committee.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs work to retain and to motivate our employees at appropriate levels of business risk, which risks are generally mitigated through some of the following features:

•

Reasonable and Balanced Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of employees provides reasonable compensation opportunities with an appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	Emphasis on Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation, to the extent awarded, typically makes up a larger percentage of an employee’s target total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of employees with those of stockholders. By tying a significant portion of total direct compensation to long-term incentives typically over a three-year period, we promote longer-term perspectives regarding company performance.

•

Long-Term Incentive Compensation Subject to Forfeiture for Bad Acts — The Compensation Committee may terminate any outstanding stock award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•

Most Annual and Long-Term Incentive Compensation Subject to Clawbacks — Since 2011, incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•

Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation, eliminating payout “cliffs” that may encourage short-term decision making. The maximum payout for both the annual and long-term incentive compensation is capped at 200% percent of target.

•

Use of Multiple and Appropriate Performance Measures — We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial, safety and individual goals. Our principal financial performance measures are based on operating income, return on invested capital and earnings per share. Operating income and return on invested capital maintain the focus on operational performance while earnings per share maintains a focus on longer-term metrics that help drive stockholder value.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee administers our Executive Incentive Compensation Plan (the “EICP”), under which it awards annual cash-based incentive compensation to our officers based on the attainment of annual performance goals. Our Compensation Committee approves, among other things, target EICP compensation and financial and, in conjunction with the Safety and Security Committee, safety goals for each officer. The committee also approves individual goals for EICP compensation for our Chief Executive Officer. Our Chief Operating Officer, in consultation with our Chief Executive Officer, establishes EICP individual goals for the Presidents of principal operating groups and our Chief Executive Officer establishes EICP individual goals for our other executive officers. This committee also administers our 2010 Long-Term Incentive Plan (as amended, the “2010 LTIP”), and may delegate some of its duties (other than awards to directors under the 2010 LTIP) to our Chief Executive Officer or other senior officers.

The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. Since November 2010, the Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. For 2012, Hay Group assisted the Compensation Committee with:

•	advice and analysis on the design, structure and level of executive and director compensation;

•	review of market survey and proxy compensation data for benchmarking;

•	advice on external market factors and evolving compensation trends; and

•	assistance with regulatory compliance and changes regarding compensation matters.

Hay Group attends the Compensation Committee meetings, including executive sessions. Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Hay Group. Hay Group did not perform any other services for us during 2012.

Following a review of the independence of Hay Group pursuant to SEC rules in November 2012, the Compensation Committee concluded that no conflict of interest exists with respect to the work of Hay Group. The Compensation Committee re-engaged Hay Group as its outside consultant for executive and director compensation matters for 2013. See the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this proxy statement for information about our 2012 executive officer compensation, including a discussion of the role of the compensation consultant.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (1) was, during the year ended December 31, 2012, or had previously been, an officer or employee of B&W or any of its subsidiaries or (2) had any material interest in a transaction of B&W or a business relationship with, or any indebtedness to, B&W. None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Board.

Governance Committee:

Mr. McWilliams (Chairman)

Adm. Mies

Ms. Pramaggiore

During 2012, the Governance Committee met six times. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to our Board; (3) oversee the annual evaluation of our Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee; and (4) oversee our company’s ethics and compliance program, excluding certain oversight responsibilities assigned to the Audit and Finance Committee of the Board under applicable statutes, rules or regulations. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists our Board with management succession planning and director and officer insurance coverage.

Director Nomination Process

Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his/her personal and professional life;

•	professional accomplishment in his/her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•

preparedness to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.

The Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.

Our bylaws provide that (1) a person shall not be nominated for election or reelection to our Board if such person shall have attained the age of 72 prior to the date of election or re-election and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior level executive officers, individuals personally known to the members of the Board and independent director candidate search firms.

In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.”

The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board.

Safety and Security Committee:

Adm. Mies (Chairman)

Mr. Christopher

Mr. Fees

Mr. Weyers

During 2012, the Safety and Security Committee met six times. This committee has general oversight responsibility regarding the safety, security and reliability of our business operations with specific focus on environmental, regulatory, safety and security matters. In the performance of its responsibilities the committee will review reports and information from management and others and visit key operating facilities and, where appropriate, meet with regulatory authorities. The Safety and Security Committee has the authority to engage outside consultants or other advisors to assist it in the discharge of its responsibilities.

COMPENSATION OF DIRECTORS

The table below summarizes the compensation earned by or paid to our non-employee directors only for services as a member of our Board for the year ending December 31, 2012. Directors who are also our employees do not receive any compensation for their service as directors.

DIRECTOR COMPENSATION TABLE

Name of Non-Employee Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Thomas A. Christopher	$88,000	$109,993	$1,344	$199,337
John A. Fees	$254,000	$109,993	$2,024	$366,017
Robert W. Goldman	$107,000	$109,993	$ 35	$217,028
Stephen G. Hanks	$107,000	$109,993	$2,890	$219,883
D. Bradley McWilliams	$111,000	$109,993	—	$220,993
Richard W. Mies	$102,000	$109,993	$2,933	$214,926
Anne R. Pramaggiore	$86,000	$109,993	—	$195,993
Larry L. Weyers	$86,500	$109,993	$2,893	$199,386

(1)	See “Fees Earned or Paid in Cash” below for a discussion of the amounts reported in this column.
(2)	See “Stock Awards” below for a discussion of the amounts reported in these columns.
(3)	See “All Other Compensation” below for a discussion of the amounts reported in this column.

During 2012, non-employee director compensation generally consisted of cash and equity. The compensation of our non-employee directors under our current non-employee director compensation program is described in more detail below.

Fees Earned or Paid in Cash.    Under our current director compensation program, non-employee directors are eligible to receive the following cash compensation, the amounts of which are unchanged from our previous director compensation program:

•	an annual retainer of $70,000, paid in quarterly installments and prorated for partial terms;

•	a fee of $2,500 for each Board meeting personally attended ($1,000 if attended by telephone) after the eighth Board meeting held in the twelve months following our annual meeting of stockholders; and

•	a fee of $1,500 for each meeting of a committee of which they are a member personally attended, or $1,000 if attended by telephone.

The chairs of Board committees, the Lead Independent Director and the Non-Executive Chairman receive additional annual retainers, paid in quar-

terly installments, as follows (prorated for partial terms):

•	the chair of each of the Audit and Finance Committee and the Compensation Committee: $20,000;

•	the chair of the Safety and Security Committee: $15,000;

•	the chair of the Governance Committee: $10,000;

•	the Lead Independent Director: $15,000; and

•	the Non-Executive Chairman: $175,000.

We also reimburse directors for travel and other expenses incurred in connection with their service on the Board.

Under our Supplemental Executive Retirement Plan (as amended and restated, “SERP”), directors may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our

Compensation Committee if the director fails to make investment elections. Directors are 100% vested in their deferral accounts at all times. Admiral Mies elected to defer 100% of his 2012 retainer and fees and Mr. Goldman elected to defer 10% of his 2012 cash compensation. No other director made a deferral election with respect to their retainer or fees in 2012. Amounts reported in the Director Compensation Table include amounts deferred in 2012.

Stock Awards.    In addition to the cash payments provided to our directors, each non-employee director was entitled to receive a number of restricted stock units equal to $110,000 (prorated for partial terms) divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share. The awards of restricted stock units were granted under our 2010 LTIP and vested immediately on the date of grant.

The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair values are determined using the closing price of our common stock on the date of grant.

Under our 2010 LTIP, directors may elect to defer payment of all or a portion of their stock and option awards. Messrs. Christopher and Fees and Admiral Mies each elected to defer 100% of their 2012 stock awards and Mr. Goldman elected to defer 10% of his 2012 stock award. Amounts reported in the Director Compensation Table include amounts deferred in 2012.

The following table reflects the number of shares and grant date fair value with respect to each stock award granted to non-employee directors in 2012 and the unvested stock awards and unexercised option awards (whether or not exercisable) each non-employee director had outstanding as of December 31, 2012. No option awards were granted to directors in 2012.

Equity Awards Granted to Directors in 2012 and

Outstanding at December 31, 2012

	B&W Equity Awards Granted in 2012			B&W Equity Awards Outstanding at December 31, 2012
Name	Grant Date	Shares of Restricted Stock Units	Grant Date Fair Value	Stock Awards	Option Awards
Thomas A. Christopher	May 14, 2012	4,351	$109,993	—	—
John A. Fees	May 14, 2012	4,351	$109,993	—	—
Robert W. Goldman	May 14, 2012	4,351	$109,993	—	5,115
Stephen G. Hanks	May 14, 2012	4,351	$109,993	—	—
D. Bradley McWilliams	May 14, 2012	4,351	$109,993	—	450
Richard W. Mies	May 14, 2012	4,351	$109,993	—	—
Anne R. Pramaggiore	May 14, 2012	4,351	$109,993	—	—
Larry L. Weyers	May 14, 2012	4,351	$109,993	—	—

All Other Compensation.    We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board. The presence of a director’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In those cases, pursuant to our policy, we will bear the travel, meals and other expenses of the director’s spouse incurred while attending such functions. To the extent the expenses of a spouse are imputed to the director as income, pursuant to our reimbursement policy, we will also reimburse the director for the taxes resulting from any such imputed income. In 2012, the incremental cost to the company to provide reimbursement for spousal travel under our policy was less than $10,000 per director and the aggregate cost for all directors as a group was $14,169. The aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $10,436.

The amounts reported in this column for Messrs. Hanks and Weyers are attributable to tax reimburse-

ments for income imputed to each as a result of spousal expenses incurred in connection with a Board meeting. The amounts reported in this column for Messrs. Christopher and Fees and Admiral Mies are attributable to tax reimbursements for income imputed to each as a result of spousal expenses incurred in connection with a Board meeting and the value of dividend equivalents credited to each director’s deferred restricted stock units in 2012. Each dividend equivalent is equal to $0.08 per share of common stock underlying the deferred restricted stock unit. Dividend equivalents credited to deferred restricted stock units are subject to the same deferral period as the restricted stock units with respect to which the dividend equivalents are paid. The value of the tax reimbursements reported for Mr. Christopher, Mr. Fees and Admiral Mies are $996, $1,374 and $2,283, respectively.

The amount reported in this column for Mr. Goldman is attributable to the value of dividend equivalents credited to his deferred restricted stock units in 2012.

NAMED EXECUTIVE PROFILES

The following profiles provide summary information regarding the experience of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who were employed by B&W as of December 31, 2012. The Named Executive profiles provide biographical information, including age as of May 3, 2013. The profiles exclude our former President and Chief Executive Officer, Brandon C. Bethards, who retired from that position on April 19, 2012.

E. James Ferland, President, Chief Executive Officer & Director, The Babcock & Wilcox Company
Age — 46 Tenure with B&W: 1 year

Mr. Ferland has been our President and Chief Executive Officer since April 2012. Prior to joining the Company, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics.

Anthony S. Colatrella, Senior Vice President & Chief Financial Officer, The Babcock & Wilcox Company
Age — 57 Tenure with B&W: 1 year

Mr. Colatrella has served as our Senior Vice President & Chief Financial Officer since November 2011. Prior to joining B&W, Mr. Colatrella served as Chief Financial Officer of Momentive Performance Materials, a global manufacturer of silicones, from January 2009 to October 2010. Previously, Mr. Colatrella served as an independent financial and operational consultant from 2007 to 2008 and as Vice President, Chief Financial Officer of Paxar Corporation, a global provider of identification and tracking solutions to the retail and apparel industries, from 2005 to 2007. Mr. Colatrella has also held senior leadership positions at The Scotts Miracle-Gro Company and United Technologies Corporation, including positions with responsibility for finance, accounting, treasury, strategy and corporate development.

Mary Pat Salomone, Senior Vice President & Chief Operating Officer, The Babcock & Wilcox Company
Age — 53 Tenure with B&W: 30 years

Ms. Salomone has served as our Chief Operating Officer since January 2010. Most recently she served as Manager of Business Development for Babcock & Wilcox Nuclear Operations Group, Inc. (“B&W NOG”) from January 2009 until January 2010. She also served as Manager of Strategic Acquisitions for B&W NOG from January 2008 to January 2009. From 1998 through December 2007, Ms. Salomone served as an officer of Marine Mechanical Corporation, which was acquired by us in May 2007, including as President and Chief Executive Officer from 2001 through December 2007. She previously served with two of B&W’s operating divisions, Nuclear Equipment Division and Fossil Power Division, from 1982 until 1998, in a variety of positions, including Manager of Navy Contracts, Project Manager and Manager of Quality Assurance Engineering. Ms. Salomone is also a member of the board of directors of TransCanada Corporation (since February 2013).

James D. Canafax, Senior Vice President and General Counsel, The Babcock & Wilcox Company
Age — 42 Tenure with B&W: 12 years

Mr. Canafax has served as our Senior Vice President and General Counsel since July 2010. From July 2010 until August 2012, he also served as our Corporate Secretary. Prior to our spin-off from McDermott, Mr. Canafax had been affiliated with McDermott since July 2001, where he served as Assistant General Counsel for McDermott from January 2007 until July 2010; Senior Counsel, Legal Manager and Assistant Secretary for J. Ray McDermott, Inc. (“JRMI”) from July 2004 through December 2006; and Counsel and Contracts Manager for JRMI from July 2001 until July 2004. Previously he was an attorney with a New Orleans, Louisiana law firm.

Christofer M. Mowry, President, Babcock & Wilcox mPower, Inc.
Age — 50 Tenure with B&W: 4 years

Mr. Mowry has served as President of Babcock & Wilcox mPower, Inc., our principal operating subsidiary responsible for the research, development and deployment of B&W mPower, our small modular reactor (“SMR”) initiative, since January 2012. Previously, Mr. Mowry served as President of Babcock & Wilcox Nuclear Energy, Inc. (“B&W NE”), including its predecessor company, from June 2009 until January 2012. He joined B&W in August 2008, serving as Senior Vice President and Chief Business Development Officer until June 2009. Prior to joining B&W, Mr. Mowry served as President and Chief Operating Officer of Welding Services, Inc., an energy services company located in Atlanta, Georgia, from January 2005 through June 2008. Previously, he held various global management positions with GE Energy from June 1995 until January 2005, after spending 11 years with the utility PECO Energy.

EXECUTIVE OFFICERS

Set forth below is the age (as of May 3, 2013), the principal positions held with B&W or our subsidiaries, and other business experience information for each of our current executive officers other than our Named Executives. For information on our Named Executives, see “Named Executive Profiles” above. Unless otherwise indicated, all positions described below are positions with The Babcock & Wilcox Company.

Jenny L. Apker, 55, has served as our Vice President, Treasurer and Investor Relations since August 2012 and, prior to that time, served as our Vice President and Treasurer since joining our company in June 2010. Previously, Ms. Apker served as Vice President and Treasurer with Dex One Corporation (formerly R.H. Donnelley Corporation), a marketing services company, from May 2003 until June 2010.

Ali Azad, 53, has served as Senior Vice President and Chief Business Development Officer since April 2012. Previously, Mr. Azad served as President and Chief Executive Officer of Generation mPower LLC, our joint venture involved with our B&W mPower small modular reactor initiative, since joining B&W in March 2011. From August 2009 until March 2011, Mr. Azad served as Senior Vice President, International and Chief Business Development Officer for Aquilex Corporation, an energy services company. He also served as Senior Vice President and President of Aquilex Nuclear Services from August 2005 until August 2009.

Peyton S. Baker, 65, has served as President of B&W NOG, our principal operating subsidiary providing precision nuclear components, equipment and fuels for government and commercial uses, since April 2011. He joined B&W in 1971 and has served in various capacities with B&W NOG, including most recently as Vice President of Programs, Contracts and Central Planning from August 2009 to April 2011; Manager, Programs from August 2006 to August 2009 and Manager, Project Management of the Nuclear Operations Division from January 2005 to August 2006. His earlier positions include Project Manager of the Advanced Carrier Program at B&W NOG, President and General Manager of BWXT of Ohio, Inc., Managing Director of our former subsidiary, Babcock & Wilcox Egypt SAE, and General Manager of Engineering Research, Inc., one of our Department of Defense businesses.

David S. Black, 51, has served as our Vice President and Chief Accounting Officer since July 2010. Previously, Mr. Black served as our Vice President and Controller since January 2007 and Vice President and Controller of BWXT from September 2003 to January 2007. He joined B&W in 1991 as General Accounting Manager for the Nuclear Environmental Services Division. Other positions he held with B&W include Financial Services Manager for the ASD Service Center Division, Controller for B&W Federal Services, Inc., and Controller for BWXT Services, Inc.

J. Randall Data, 47, has served as President and Chief Operating Officer of Babcock & Wilcox Power Generation Group, Inc. (“B&W PGG”), our principal operating subsidiary providing boilers, environmental equipment and related services to the power generation industry and other industries, since April 2012. Mr. Data has served in various positions of increasing responsibility since joining our company in 1988, including most recently as Vice President and General Manager of B&W PGG’s Fossil Power Division from November 2008 until April 2012 and Vice President, Steam Generating Systems from February 2007 to November 2008. His prior positions within B&W PGG also include Division Engineering Manager, Fossil Power Division and Manager, Engineering Graphics.

George Dudich, 52, has served as President of Babcock & Wilcox Technical Services Group, Inc., our principal operating subsidiary providing management, operational and technical services for U.S. government facilities and private industry, since November 2011. He first joined B&W in 1990, serving in a number of positions of increasing responsibility until 1999, including Vice President of Business Development for a prior subsidiary of ours, B&W Services, Inc.; Project Procurement Manager for B&W PGG; and Manager, ASRM Subcontracts, in our former Aerospace Components Division. From 2000 until he rejoined us in August 2010, he served in a variety of positions at Washington Group and at URS Corporation, which acquired Washington Group, most recently serving as its Senior Vice President of Business Development for the Global Management and Operations Services group. He rejoined B&W in August 2010 as our Senior Vice President of Business Development and Strategic Planning.

Kairus K. Tarapore, 51, has served as our Senior Vice President and Chief Administrative Officer since January 2013. Prior to joining B&W, Mr. Tarapore served as Executive Vice President of Human Resources for Ceridian Corporation, a global human resources and payment solutions company, from December 2006 to August 2012. Mr. Tarapore also held various management positions in human resources and quality assurance with General Electric from 1998 to 2006, after spending 14 years in human resources and marketing roles with Wipro Corporation and RPG Enterprises in India.

Joseph A. Zwetolitz, 49, has served as President of B&W NE, our principal operating subsidiary comprising all non-SMR commercial nuclear operations, including global nuclear services, commercial nuclear equipment manufacturing and related sales initiatives, since February 2013. Mr. Zwetolitz joined B&W from Westinghouse Electric Co., where he served as President, Americas Region from April 2012 until February 2013 and Vice President, Americas Region, from May 2011 to April 2012. Previously, Mr. Zwetolitz held various positions at Areva NP Inc. spanning 11 years, including Senior Vice President, Reactors and Services Business Group from January 2010 to May 2011, Senior Vice President, Nuclear Services from February 2009 to January 2010, and Senior Vice President, Fuel America from October 2007 to February 2009.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 2)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. Our Board has adopted a policy to hold annual advisory votes on executive compensation until the next advisory vote on the frequency of stockholder votes on executive compensation at the 2017 annual meeting of stockholders, or until our Board determines to hold such an advisory vote at a different frequency.

It is our belief that our ability to hire, retain and motivate employees is essential to the success of the company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

As a result, our executive compensation is structured in the manner that we believe best serves the interests of the company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2012. We have given considerable attention to how, why and what we pay our executives. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

Accordingly, we submit the following resolution to stockholders at the 2013 Annual Meeting:

RESOLVED, that the stockholders of The Babcock & Wilcox Company approve, on an advisory basis, the compensation of executives, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

Effect of Proposal

The resolution to approve our executive compensation is non-binding on us and our Board and Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the company. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve executive compensation. However, our Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and will carefully consider the results of this advisory vote when evaluating our executive compensation programs.

Recommendation and Vote Required

Our Board recommends that stockholders vote “FOR” the approval of executive compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (the “CD&A”) provides detailed information and analysis regarding the compensation of our Named Executives as reported in the Summary Compensation Table and other tables located in the “Compensation of Executive Officers” section of this Proxy Statement. Unless otherwise indicated, references to “Named Executives” in this CD&A exclude our former Chief Executive Officer, Mr. Brandon Bethards, who retired from that position on April 19, 2012. In this summary, we highlight significant aspects, decisions, changes and practices of 2012 executive compensation. Following this summary, this CD&A is divided into three sections:

Section 1: Compensation Structure. In this section, we review our compensation philosophy, elements and processes.

Section 2: Compensation Analysis. In this section, we review the three elements of a Named Executive’s total direct compensation: annual base salary, annual incentive compensation and long-term incentive compensation.

Section 3: Other Benefits and Practices. In this section, we review perquisites, post-employment arrangements and other compensation-related practices.

Highlights of 2012 Executive Compensation

The chart below shows the target total direct compensation of our Named Executives, relative to their primary benchmark (survey median) and, as applicable, secondary benchmark (proxy median). No proxy data was available for Mr. Mowry’s position.

The following events and characteristics highlight our 2012 executive compensation program:

Strong Stockholder Support for Executive Compensation Program — Over 94% of the votes cast at our 2012 annual stockholders meeting on executive compensation were cast in favor of our executive compensation program. We applied the same compensation principles used in prior year compensation to determine the amount and type of executive compensation for 2012.

Reasonable Target Compensation — We structure Named Executives’ target total direct compensation (the sum of annual base salary and target annual and long-term incentive compensation) around median compensation for comparable positions.

Chief Executive Officer Compensation Changes — 2012 was a year of transition for us at the chief executive officer position. In April 2012, Jim Ferland was named our President and Chief Executive Officer, following the retirement of Brandon Bethards. Consistent with our compensation philosophy, Mr. Ferland’s target total direct compensation was positioned around the median compensation of his primary benchmark, with performance-based compensation representing nearly two-thirds of the value of his target total direct compensation. In addition, Mr. Ferland, who was not employed with us before his appointment, received sign-on stock grants consisting of additional restricted stock units and stock options, which vest over a longer period (four years) than our traditional stock awards. See p. 29 for further details on Mr. Ferland’s sign-on compensation.

Emphasis on Incentive- and Performance-Based Compensation — As a result of our compensation philosophy, we emphasize annual and long-term incentive compensation when setting target total direct compensation. Annual incentive compensation was cash-based while long-term incentive compensation was stock-based issued in the form of performance shares (50%), stock options (25%) and restricted stock units (25%). 100% of our annual incentive compensation and 75% of the target value of long-term incentive compensation were performance-based. As a result, performance-based compensation represented approximately 66% of our Chief Executive Officer’s target total direct compensation and

58% of our other Named Executives’ average target total direct compensation in 2012. See p. 30 for more information on the elements of total direct compensation.

Other Compensation Changes — During 2012 we modified our post-employment benefits by freezing defined benefit plans for salaried employees effective December 31, 2015, commencing a defined contribution restoration plan and establishing an executive severance plan. See p. 36 for more information on post-employment benefits.

Reasonable Pay and Governance Practices

We adhere to the following practices and policies for Named Executive compensation:

•	Use of multiple performance metrics for our annual incentive compensation (see p. 31) and long-term incentive compensation (see p. 34);
•	Dividend equivalents do not attach to stock options or performance shares;

•	Dividend equivalents attach to restricted stock units, but are subject to the applicable vesting conditions;

•	No repricing of stock options without stockholder approval;

•	Limited perquisites and tax reimbursements (see p. 36);

•	No tax reimbursements on change in control benefits;

•	Clawback and forfeiture provisions in annual and long-term incentive compensation;

•	General prohibition from engaging in hedging transactions; and

•	Stock ownership guidelines (see p. 38).

SECTION 1 — COMPENSATION STRUCTURE

Philosophy and Objectives of Executive Compensation

We seek to provide reasonable and competitive compensation to executives through programs structured to:

•	attract and retain well-qualified executives;

•	incent and reward short- and long-term financial and other company performance, as well as individual contributions; and

•	align the interests of our executives with those of our stockholders.

We also subscribe to a “pay-for-performance” philosophy when designing executive compensation. For us that means a substantial portion of an executive’s target compensation should be “at risk” and performance-based where the value of one or more elements of compensation is tied to the achievement of financial and/or other measures we consider important drivers in the creation of stockholder value. Stock options are granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. As a result, an option’s value is based exclusively on improvements in stock price from the price on the date of grant. For that reason, we consider stock options to be performance-based.

Elements of Executive Compensation

To support our compensation philosophy and objectives, our executive compensation program consists of the key elements identified in the chart below.

Element		Description / Characteristics	Primary Objective(s)

Total Direct Compensation	Base Salary	• Annual fixed cash compensation	• Promote retention
	Annual Incentive	• Annual variable cash compensation • Based on a mix of company and individual goals	• Incent/reward short-term performance • Promote retention and pay-for-performance
	Long-Term Incentive	• Long-term (typically three years) variable stock- based compensation • Mix of performance shares, stock options and restricted stock units	• Incent/reward long-term performance • Align interest of executive with our stockholders • Promote retention and pay-for-performance

Other Benefits and Post-Employment Compensation		• Defined contribution and limited defined benefit plans • Limited perquisites • Change-in-control agreements and severance plan	• Promote retention

The Compensation Committee does not set a specific target allocation among the elements of total direct compensation; however, long-term incentive compensation typically represents the largest single element of target total direct compensation and performance-based compensation constitutes the bulk of a Named Executive’s target total direct compensation, as demonstrated in the chart below.

Determining Named Executive Compensation

Compensation Decisions.    The Compensation Committee establishes the target total direct compensation of our executives and administers other benefit programs. In connection with that process, it receives support from an outside compensation consultant and company management.

Outside Consultant.    The Compensation Committee engages Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. Hay Group provides the Compensation Committee with information and advice on the design, structure and level of executive and director compensation and attends Compensation Committee meetings, including executive sessions. Hay Group works with our management on various matters for which the Compensation Committee is responsible; however, the Compensation Committee, not management, directs and oversees the retention and activities of Hay Group.

Management.    Our Human Resources department, in consultation with the Compensation Committee chair and Hay Group, prepares information and materials for the Compensation Committee relevant to matters under consideration by the committee, including market data provided by

Hay Group and recommendations of our Chief Executive Officer regarding compensation of the other executives. The Compensation Committee works directly with Hay Group on chief executive officer compensation. Our Chief Executive Officer and senior Human Resources personnel attend committee meetings and, as requested by the Compensation Committee, participate in deliberations on executive compensation (except in respect to their own compensation). No member of our management attends executive sessions of the Compensation Committee, unless at the direction of the committee.

Stockholder Vote on Executive Compensation.    We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executives. At our 2012 annual meeting of stockholders, over 94% of the votes cast at that meeting on the executive compensation proposal were voted in favor of our executive compensation. The Compensation Committee believes the result of that vote affirms stockholders’ support of our philosophy and approach to executive compensation. Accordingly, although target total direct compensation was set before the advisory vote was held, no changes were made to 2012 compensation as a result of the vote. We value the opinions of stockholders on executive compensation and will continue to consider the results of future advisory votes on executive compensation.

Target Median Compensation.    We believe compensation is competitive at or near the median compensation paid for comparable positions. Accordingly, we seek to set target compensation for each element of total direct compensation at approximately +/-15% of the median compensation determined through benchmarking. In this CD&A, compensation within this +/-15% range is referred to as “median range”. The Compensation Committee may adjust target compensation, including setting it outside the median range, to account for a Named Executive’s performance, tenure, experience, internal equity and other factors or situations that are not typically captured by looking at standard market data and practices that the Compensation Committee may deem relevant to the appropriateness and/or competitiveness of the compensation of a Named Executive. The compensation actually earned by a Named Executive, however, may be outside the median range targeted, depending on the achievement of performance goals, fluctuations in our stock price and/or satisfaction of vesting conditions.

Benchmarking.    To identify median compensation for use in setting annual base salary, target annual incentive and target long-term incentive compensation, we engage in “benchmarking” — a practice of reviewing the compensation of comparable positions at other companies as a reference point for compensation decisions on our Named Executives. The specific performance measures and goals used in performance-based compensation are designed for the principal purpose of supporting goals and strategies specific to us and/or driving the creation of shareholder value, and, as a result, are not generally benchmarked.

During the Compensation Committee’s annual review of executive compensation, Hay Group provided the Compensation Committee with an analysis comparing prior year executive target compensation to compensation for comparable positions at the 25th, 50th (median) and 75th percentiles using Hay Group survey data and, as applicable, data from public company proxy statements.

Survey Data.    Hay Group’s Industrial Executive Compensation Survey served as our primary benchmark for executive compensation in 2012. This survey represented Hay Group’s proprietary annual compensation survey tracking 2011 executive compensation from over 300 general industry organizations. Hay Group adjusted the compensation of the applicable survey group to bring it current. They also adjusted the data using regression analysis based on revenues to account for the size of our operations relative to the organizations comprising the survey. The component companies comprising the 2011 Hay Group survey were not reviewed by the Compensation Committee.

Proxy Data.    As a supplement to the survey data, the Compensation Committee also reviewed the compensation of similarly situated executives from a custom peer group. The custom peer group consisted of 17 companies (previously selected by the Compensation Committee in consultation with Hay Group and management in 2011) with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries. The custom peer group consisted of the companies listed at the end of this CD&A.

Compensation information from this group represented the actual, non-regressed 2010 compensation reported in 2011 publicly available Securities and

Exchange Commission filings. This compensation information was generally higher than the compensation for comparable positions reported by the survey data. Additionally, with only 17 companies, the proxy data represented information from a limited sample size, particularly for executive positions other than chief executive officer and chief financial officer. Because we compete with the custom peer companies for executive talent, the Compensation Committee reviewed the applicable proxy data when setting target compensation for our Named Executives; however, the proxy data was not weighted in the determination of median compensation, except to the extent any of our custom peer companies were also a component company in Hay Group’s Industrial Executive Compensation Survey. Accordingly, unless otherwise indicated, references in this CD&A to “median” or “median range” are references to survey data.

SECTION 2 — COMPENSATION ANALYSIS

CEO Transition and Compensation in 2012

Appointment of Jim Ferland

The Board appointed Jim Ferland to serve as our President and Chief Executive Officer and member of the Board of Directors, effective as of April 19, 2012. Mr. Ferland’s 2012 compensation consisted of two principal components, which should be viewed separately: 2012 total direct compensation and sign-on compensation. Mr. Ferland’s 2012 target total direct compensation, which the Compensation Committee and Board set using the same compensation principles and design structure employed for other Named Executives in 2012, consisted of the following:

•	$875,000 annual base salary;

•	$875,000 annual incentive compensation (100% of his annual base salary); and

•	$3,000,000 long-term incentive compensation, split 50% performance shares, 25% stock options and 25% restricted stock units.

In addition, Mr. Ferland received $1,750,000 in transition-related compensation consisting entirely of variable, at-risk, long-term incentive stock awards. This compensation was granted to promote the immediate alignment of Mr. Ferland’s interests with those of our stockholders’ and enhance the long-term retention element of his compensation. Accordingly, two-thirds of the sign-on compensation was granted as restricted stock units, with one-third granted as stock options. Additionally, the vesting of these awards follows our traditional schedule of vesting one-third each year; however, vesting was delayed by one year. As a result, these awards vest over a four-year period, rather than our typical three-year period. The stock options also add a performance element to the sign-on compensation, which helped ensure that Mr. Ferland’s combined

2012 target total direct compensation and sign-on compensation remained substantially performance-based at approximately 57%.

Because of the non-recurring nature and distinct vesting terms associated with the sign-on awards, references to Mr. Ferland’s target compensation in this CD&A exclude the sign-on awards. The chart below illustrates the impact of the sign-on awards on Mr. Ferland’s total 2012 compensation as reported in the Summary Compensation Table.

Total Compensation — Summary Compensation Table

Salary	$609,848
Annual Incentive Compensation	$890,000
Stock Awards	$3,835,517
Stock Options	$1,155,165
Change In Pension Value	—
Relocation	$181,344
All Other Compensation	$76,483
Total (as reported)	$6,748,357
Sign-On Stock Awards	($1,322,996)
Sign-On Stock Options	($550,590)
Total (excluding sign-on awards)	$4,874,771

Separation and Consulting Agreement with Mr. Bethards

Since our spin-off in 2010, our Board regularly discussed succession planning with Mr. Bethards, who, after nearly 40 years of service to our company, turned 65 in 2012. Although there had been no set timetable for Mr. Bethards to retire or for his successor to be appointed, once Mr. Ferland was identified as a potential candidate during the succession planning process, the Board and Mr. Bethards reached a mutual decision to move forward with Mr. Bethards’ successor. To facilitate an immediate transition, we entered into a Separation and Consulting Agreement dated April 5, 2012 (the “Consulting Agreement”) with Mr. Bethards, who resigned as our President and Chief Executive Officer on April 19, 2012 and as a member of our Board and one of our employees on May 8, 2012.

Mr. Bethards agreed to serve as a consultant until May 7, 2013 (the “Consulting Period”) to provide general assistance related to Mr. Ferland’s transition, company projects and customer relations, as needed. Under the Consulting Agreement, Mr. Bethards was entitled to receive cash compensation approximating one year annual base salary and target annual incentive compensation. In addition, Mr. Bethards continued to vest in his outstanding long-term incentive awards during the Consulting Period, except with respect to the performance shares granted in 2011 (which vest based on performance through 2013). Approximately only one-third of those performance shares would remain in effect and be eligible for vesting, subject to the attainment of applicable performance goals. All other long-term incentive awards were forfeited on the date of his retirement. The Consulting Agreement included a release of claims and restrictions on Mr. Bethards’ ability to solicit our employees or compete with us during the consulting period. For more information regarding Mr. Bethards Consulting Agreement and the amounts paid thereunder, see “Compensation of Executive Officers — Potential Payments Upon Termination or Change In Control.”

Prior to his retirement, Mr. Bethards’ 2012 target total direct compensation consisted of the following (each of which the Compensation Committee set within the median range of his benchmark):

•	$900,000 annual base salary;

•	$945,000 annual incentive compensation (105% of his annual base salary); and

•	$3,500,000 long-term incentive compensation, split 50% performance shares, 25% stock options and 25% restricted stock units.

2012 Target Total Direct Compensation

Annual Base Salary

2012 Annual Base Salaries.    In February 2012, the Compensation Committee approved the base salaries indicated in the table below effective April 1, 2012, other than for Mr. Ferland whose base salary was effective April 19, 2012, when he joined the company.

2012 Annual Base Salary

Named Executive	2011 Salary	2012 Salary	Median (Survey)	% of Median (Survey)	Median (Proxy)
Mr. Ferland	N/A	$875,000	$945,000	-7%	$1,011,000
Mr. Colatrella	$480,000	$480,000	$469,000	2%	$550,000
Ms. Salomone	$480,000	$614,000	$614,000	0%	$656,000
Mr. Canafax	$350,000	$424,000	$404,000	5%	$478,000
Mr. Mowry	$397,400	$397,400	$291,000	37%	—

Mr. Ferland’s base salary was set within the median range applicable to his position. The prior year base salary for each of Ms. Salomone and Mr. Canafax was significantly below the 2012 median base salary applicable to his or her respective position. As a result, both executives received a market adjustment in their annual base salary to more closely align compensation with the applicable median salary. Mr. Colatrella’s annual base salary had just been set several months prior to the Committee’s action when he joined B&W in November 2011 and was within the 2012 median range for his position. Accordingly, he did not receive an increase in annual base salary for 2012. Mr. Mowry’s prior year salary was higher than the 2012 median range and he did not receive an increase in his annual base salary for 2012.

Annual Incentive Compensation

Overview and Design.    We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee administers annual incentive compensation for our Named Executives through our Executive Incentive Compensation Plan (“EICP”). The EICP is a cash-based incentive plan and was approved by our stockholders in May 2011. The 2012 EICP design contained the following principal elements, which were unchanged from 2011:

Performance Measure		Target Weighting	Payout Range
Company	Financial • Operating Income • Return on Invested Capital	70% • 45% • 25%	0-200%
	Safety	10%
Individual		20%

The amount paid under the EICP for 2012 can be illustrated by the following formula:

Earnings from Salary    x    Target  %    x    Total Payout  % (0 – 200%)

Summary of EICP Payments.    The total payout percentage represents the combined results of applicable financial, individual and safety performance. To prioritize company financial results, however, financial performance determined the maximum amount a Named Executive could earn under the EICP in 2012. A Named Executive would earn less than the maximum amount if he or she did not meet applicable individual performance and safety goals. The following table indicates the maximum amount eligible to be earned as a result of financial performance and the actual amounts paid under the EICP for 2012 after factoring in individual and safety results.

Named Executive	2012 Earnings from Salary(1)	x	Target Percentage	x	Weighted Financial Performance Percentage	=	Eligible Amount	Actual Payout for 2012 Performance
Mr. Ferland	$875,000		100%		108.07%		$945,613	$890,000
Mr. Colatrella	$480,000		70%		108.07%		$363,115	$350,986
Ms. Salomone	$580,500		80%		108.07%		$501,877	$480,097
Mr. Canafax	$405,500		60%		108.07%		$262,934	$254,151
Mr. Mowry	$397,400		60%		108.07%		$257,682	$257,682

(1)	In accordance with his offer letter, Mr. Ferland’s 2012 EICP payout was to be based on his annual base salary, rather than earnings from salary.

Analysis of Target Percentage.    The Compensation Committee set the target percentages indicated in the table above in February 2012. The following table shows the 2012 target annual incentive compensation for each Named Executive based on the executive’s target percentage and 2012 annual base salary, relative to his or her benchmark.

2012 Target Annual Incentive Compensation

Named Executive	EICP Target(1)	Median (Survey)	% Median (Survey)	Median (Proxy)
Mr. Ferland	$875,000	$985,000	-11%	$1,198,000
Mr. Colatrella	$336,000	$353,000	-5%	$415,000
Ms. Salomone	$491,200	$483,000	2%	$625,000
Mr. Canafax	$254,400	$239,000	6%	$369,000
Mr. Mowry	$238,440	$149,000	60%	N/A

(1)	For purposes of setting compensation, target EICP is expressed as a function of the target percentage and annual base salary applicable to the executive. Other than for Mr. Ferland, a Named Executive’s EICP compensation was based on his or her earnings from salary during the year. Accordingly, changes in annual base salary during 2012 would cause the actual annual incentive compensation payout at target performance for those Named Executives to differ from the executive’s EICP target indicated above.

With the exception of Mr. Mowry, 2012 target annual compensation of each Named Executives was within the median range of the applicable benchmark. With respect to Mr. Mowry, the Compensation Committee set his 2012 EICP target percentage at the same percentage as the other presidents of our principal operating groups for internal equity purposes.

Analysis of Financial Goals and Weighted Financial Performance Percentage.    In February 2012, the Compensation Committee established threshold, target and maximum goals for each financial measure used in annual incentive compensation. The results of these financial goals were combined to determine the Weighted Financial Performance Percentage. For our Named Executives, the 2012 EICP financial goals consisted of the following components and target weightings (the target weightings are expressed as a percentage of the 70% attributable to financial goals at target):

•	consolidated operating income (45%); and

•	consolidated return on invested capital (25%).

We use both operating income and return on invested capital as performance measures to help maintain a balanced focus on income statement and balance sheet performance. Operating income is a measure of profitability, which we expect to be a primary driver of our stock price while also promoting accountability of management decisions within our operations. Use of return on invested capital is intended to maximize the utilization of company assets.

The 2012 threshold, target and maximum financial goals and results attained for each financial performance measure applicable to our Named Executives are shown in the following charts:

B&W Operating Income (92% x 45/70)	59.14%
B&W ROIC (137% x 25/70)	48.93%
Weighted Financial Performance Percentage	108.07%

No annual incentive compensation is paid if financial performance is below threshold and to help mitigate risks associated with incentive compensation, the annual incentive payout is capped at 200% of target compensation. Additionally, regardless of the level of performance achieved, the Compensation Committee retains the right to decrease the amount of annual incentive compensation payable in its discretion.

The 2012 target operating income goal of $310 million was set based on management’s internal projections for the year, as stretched by our Board. The target goal was allocated by management among our segments (including corporate) and threshold and maximum goals were set at 80% and 120% of target operating income, respectively. Return on invested capital is a ratio measure of the company’s net income in relation to its invested capital. Believing that a company’s ROIC should be at least equal to its cost of capital, the Compensation Committee set the threshold ROIC at 11%, which represented management’s estimated weighted cost of capital for 2012. The committee then set target and maximum goals at two and four percentage point increases from threshold, respectively.

For 2012, we produced GAAP operating income of $346.6 million, which included a net benefit of approximately $46 million related to the change in pension accounting we adopted in 2012. Under the terms of our EICP, our GAAP operating income was decreased by the amount of that net benefit for purposes of assessing financial performance. Accordingly, for purposes of annual incentive compensation, our operating income result for 2012 was $300.6 million. For 2012, we produced a return on invested capital of 13.7%.

Analysis of Safety and Individual Goals.    Our annual incentive compensation included three equally weighted safety related goals for 2012: Total Recordable Incident Rate (which measures the rate of recordable workplace injuries), Lost Time Incident Rate (which measures the rate of incidents involving lost workdays) and Cost Severity Index (which measures severity and cost of injuries). The 2012 safety goals for Messrs. Ferland, Colatrella and Canafax and Ms. Salomone related to B&W consolidated results for the three safety measures, and represented a 10% improvement over the 2011 goal for the corresponding safety measure. The 2012 safety goals for Mr. Mowry related to the results applicable to the B&W mPower organization, which he oversees. B&W mPower was organized as a separate entity in 2012. The 2012 safety goals applicable to Mr. Mowry were set at levels deemed appropriate based on the work performed by that organization.

The individual goals of our Named Executives (other than Mr. Bethards, who did not receive any EICP payout due to his retirement) and their target weightings are set forth in the following table (the target weightings are expressed as a percentage of the 20% attributable to individual goals at target).

Mr. Ferland: • performance assessment regarding six categories: leadership, strategic planning, financial results, succession planning, communications and Board relations (100%).

Mr. Colatrella:

•     oversee the company’s credit capacity and ensure sufficient liquidity for company initiatives (33 1/3%);

•     evaluate and implement strategies to minimize company liabilities relating to defined benefit plans (33 1/3%); and

•     develop capabilities and effectiveness of the company’s global finance department, particularly in key designated areas (33 1/3%).

Ms. Salomone: • achieve specific level of bookings for the company (25%); • develop effective structures and cultures among operating groups (50%); and • develop specific customer relationships (25%).

Mr. Canafax: • enhance risk mitigation plans for specific opportunities (40%); • drive efficiencies in legal budgets (30%); and • resolve specific pending legal matters (30%).

Mr. Mowry:

•     B&W’s selection for Department of Energy’s SMR Technology Licensing Program (50%);

•     execute B&W mPower development program (25%); and

•     develop specific strategic external relationships (25%)

Final 2012 Annual Incentive Payment.    Based on the Weighted Financial Performance Percentage, our Named Executives were eligible to earn 108.7% of their respective target EICP award, subject to the attainment of applicable safety and individual goals. Safety performance represented 10% of a Named Executive’s target EICP and individual performance represented 20%. Based on the financial results attained in 2012, Named Executives were eligible to earn a total of 10.81% (10% x 108.07%) for safety performance and 21.61% (20% x 108.07%) for individual performance. The following chart depicts the level of attainment of Named Executive’s applicable safety and individual goals in 2012 and the resulting amount of target EICP earned by each.

Named Executive	% of Target Performance Attained		% of Target EICP Earned
	Safety	Individual
Mr. Ferland	7.2%	18.86%	101.71%
Mr. Colatrella	7.2%	21.61%	104.46%
Ms. Salomone	7.2%	20.53%	103.38%
Mr. Canafax	7.2%	21.61%	104.46%
Mr. Mowry	10.81%	21.61%	108.07%

Long-Term Incentive Compensation

Analysis of 2012 Target Long-Term Incentive Awards.    In determining the type and mix of stock granted to our Named Executives, the Compensation Committee seeks to maintain a strong correlation between pay and performance while promoting retention of key employees.

The Compensation Committee allocated 2012 long-term incentive compensation (other than Mr. Ferland’s sign-on compensation discussed above) as follows:

•	50% performance shares;
•	25% stock options; and
•	25% restricted stock units.

2012 performance shares vest between 0% and 200% of the amount of initial shares granted depending equally on the level of cumulative diluted earnings per share and average return on invested capital attained between January 1, 2012 and December 31, 2014 (the “Performance Period”). We believe that over the long-term, there is a high degree of correlation between earnings per share and stock price. Accordingly, we use earnings per share in long-term stock-based compensation to more closely align our goals with stockholder interests. Additionally, by using a different performance measure than we use in annual incentive compensation, we reduce the incentive to focus on a single metric at the expense of others, thereby helping to mitigate risk related to incentive compensation. Finally, like annual incentive compensation, including return on invested capital helps promote focus on asset utilization.

For each performance measure, results at the threshold, target and maximum goal produce vesting at 25%, 50% and 100%, respectively, of the initial performance shares granted. Vesting for performance results between threshold and target or target and maximum is determined by linear interpolation. No amount will vest with respect to either performance measure unless at least threshold results are attained. The Compensation Committee set target and maximum goals based on the sum of non-GAAP earnings per share estimates for each year of the Performance Period. To complement and leverage financial results that may be achieved under the annual incentive compensation element, the estimates were derived from the operating income target goal used in 2012 annual incentive compensation, excluding projected B&W mPower development expenses, and assumed operating income growth rates of 10% and 15% for target and maximum goals, respectively. The threshold goal was set at 80% of the cumulative earnings per share target goal, consistent with the structure of our annual incentive compensation. The Compensation Committee set threshold, target and maximum goals for average return on invested capital at 11%, 13% and 15%, mirroring levels set in connection with 2012 annual incentive compensation.

Stock options and restricted stock units generally vest ratably over three years (other than Mr. Ferland’s transition compensation discussed above). For more information regarding the 2012 performance shares, restricted stock units and stock options, see the Grants of Plan-Based Awards table under “Compensation of Executive Officers” below and disclosures under “Compensation of Executive Officers — Estimated Future Payouts Under Equity Incentive Plan Awards.”

Value of 2012 Target Long-Term Incentive Compensation.    The following table shows the 2012 target long-term incentive compensation for each Named Executive relative to his or her benchmark.

2012 Target Long-Term Incentive Compensation

Named Executive	Target Value(1)	Median (Survey)	% Median (Survey)	Median (Proxy)
Mr. Ferland(2)	$3,000,000	$3,636,000	-17%	$4,557,000
Mr. Colatrella	$950,000	$893,000	6%	$1,406,000
Ms. Salomone	$1,160,000	$1,062,000	9%	$1,365,000
Mr. Canafax	$660,000	$472,000	40%	$838,000
Mr. Mowry	$400,000	$270,000	48%	N/A

(1)	The value of the target long-term incentive compensation represents the nominal value used to determine the number of shares, units or stock options granted as long-term compensation, rather than the grant date fair value computed for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). For a discussion of the grant date fair values, see “Summary Compensation Table” in “Executive Compensation” below.
(2)	Excludes the value of Mr. Ferland’s sign-on compensation discussed above.

Considering 2012 was Mr. Ferland’s initial year as our Chief Executive Officer, the Compensation Committee set his target long-term incentive compensation at a value it determined appropriate relative to the median long-term incentive compensation applicable to him. The target compensation for each of Mr. Colatrella and Ms. Salomone aligned with the median range, while the target compensation for each of Messrs. Canafax and Mowry was outside the median range. For Mr. Canafax, his 2012 target compensation was unchanged from the value of his prior year target compensation and additional consideration was given to the value of the proxy median reported by our direct competitors. For Mr. Mowry, his target compensation was set at the same value as the other Presidents of our operating groups for internal equity purposes, although the value of the compensation was outside of the median range.

Sizing Long-Term Incentive Compensation.    When granting stock, the Compensation Committee targets a dollar value, rather than a number of shares, units or options. The number of restricted stock units, stock options and initial per-

formance shares granted can be expressed through the following formula:

target value ($) / stock valuation ($)

The target value was set by the Compensation Committee as previously discussed. The stock valuation was determined by Hay Group based on the closing price of our common stock on the New York Stock Exchange on the date of grant. For restricted stock units and performance shares, Hay Group adjusted the closing price to reflect the conditions of the stock grants, such as the vesting conditions and transfer restrictions. For stock options, Hay Group used a Black-Scholes model to determine valuation. To ensure that restricted stock units and stock options vest in equal installments during the three-year vest term, the number of shares calculated was rounded to the nearest multiple of three. The chart below summarizes the stock valuations used to grant long-term incentive awards to our Named Executives in 2012. The closing price of our stock was $26.59 on March 5, 2012 and $23.42 on April 19, 2012.

March 5, 2012 Awards	Stock Valuation
Performance Shares	$23.06
Restricted Stock Units	$24.98
Stock Options	$9.66

April 19, 2012 Awards
Performance Shares	$20.49
Restricted Stock Units	$22.00
Stock Options	$8.31

April 19, 2012 – Sign-On Awards
Restricted Stock Units	$20.65
Stock Options	$8.00

Because FASB ASC 718 does not calculate grant date fair values for financial reporting purposes using the same valuation, the target values of long-term incentive compensation may differ from the grant date fair values reported on the Summary Compensation Table and Grants of Plan Based Awards table.

SECTION 3 — OTHER BENEFITS AND PRACTICES

Other Benefits and Post-Employment Compensation

Other Benefits and Perquisites

Subject to applicable eligibility rules, our Named Executives receive all of the benefits offered to other B&W employees generally, including medical and other health and welfare benefits and participation in our qualified defined contribution and defined benefit plans. Our Named Executives receive additional limited perquisites, which we provide to attract and retain key personnel.

We provide the following perquisites to our Named Executives: relocation assistance, annual physicals, tax and financial planning services, limited spousal travel in connection with executive business travel, limited personal use of corporate aircraft and other miscellaneous items. We believe the personal benefits offered to our Named Executives are reasonable and appropriate. We do not provide our Named Executives with any tax assistance on perquisites other than with respect to relocation. For relocation, we provide tax assistance to Named Executives on the same basis provided to other employees receiving relocation assistance.

For description of the values and valuation methodology associated with perquisites provided in 2012, see the notes and narratives to the Summary Compensation Table under “Compensation of Executive Officers” below.

Retirement Benefits

Overview.    We provide retirement benefits through a combination of (a) qualified and non-qualified defined benefit pension plans (our “Pension Plans”), (b) qualified and non-qualified defined contribution retirement plans (our “Thrift Plans”), and (c) a supplemental non-qualified defined contribution executive retirement plan. Due to the volatility, cost and complexity associated with defined benefit plans and evolving employee preferences, we have taken steps over the past several years to shift away from traditional defined benefit plans toward defined contribution plans.

We began transitioning to defined contribution plans in 2006 when we closed the Pension Plans to new and unvested salaried employees and froze benefit accruals for existing salaried participants with less than five years of credited service. In 2012, we announced that all benefit accruals for salaried employees still accruing benefits under the Pension Plans would be frozen. To provide a period of transition, those benefit accruals will be frozen effective December 31, 2015. In lieu of future defined benefit plan accruals under those plans, we will provide additional cash contributions to eligible employees’ Thrift Plan account (the “Service-Based Thrift Contribution”), discussed below.

Pension Plans.    As a result of the recent changes in eligibility requirements, only two of our Named Executives participate in our Pension Plans. Ms. Salomone and Mr. Bethards participate in the qualified and non-qualified excess retirement plans for governmental operations (which includes corporate employees). The excess plan covers a small group of highly compensated employees whose ultimate benefits under the qualified Pension Plans are reduced by Internal Revenue Code (“IRC”) limits on the amount of benefits which may be provided, and on the amount of compensation which may be taken into account in computing benefits. Benefits under the non-qualified excess plan in which our Named Executives participate are paid from the general assets of the company. See the “Pension Benefits” table under “Compensation of Executive Officers” below for more information regarding the Pension Plans.

Thrift Plans.    We maintain two primary defined contribution retirement plans: (a) a broad-based, qualified 401(k) plan (our “401(k) Plan”) and (b) a non-qualified restoration plan (our “Restoration Plan”). The 401(k) Plan consists of the following three principal components:

•	Employee Contributions — Eligible employees may contribute from 1% to 25% of pay (subject to IRC limits).

•	Company Matching Contributions — We will match 50% of the first 6% of an eligible employee’s contributions. Company matching contributions are made in our common stock.

•

Service-Based Thrift Contributions — Eligible employees receive a cash contribution to their 401(k) Plan account of an amount between 3% and 8% of the employee’s base pay plus overtime pay (excluding bonuses, other special or supplemental pay, sev-

erance pay reimbursement for expense or other additional pay in any other form) based on their length of service.

All our Named Executives participated in the 401(k) Plan in 2012 and Messrs. Canafax, Colatrella, Ferland and Mowry, who are not eligible to participate in our Pension Plans, received the Service-Based Thrift Contribution.

Effective January 1, 2012, the Compensation Committee established the Restoration Plan to (1) more closely align our executive retirement plans with general and industrial market practices as indicated by Hay Group benefit data, (2) ensure the competitiveness of retirement benefits for our executives who are not eligible to participant in our Pension Plans, and (3) mirror the dual qualified and non-qualified plan design of our Pension Plans. Our Restoration Plan seeks to restore benefits provided by our 401(k) Plan that are precluded by IRC limits on eligible compensation ($250,000 in 2012) and total contributions ($50,000 in 2012). The Restoration Plan contains the same principal components as our 401(k) Plan:

•	Employee Contributions — Eligible employees may defer up to 25% of pay in excess of the IRC compensation limit.

•	Company Matching Contributions — We will match 50% of the first 6% of employees’ contributions.

•

Service-Based Thrift Contributions — Eligible employees receive a cash contribution to their Restoration Plan account of an amount between 3% and 8% of the employee’s eligible compensation in excess of the IRC limit based on their length of service.

All of our Named Executives participated in our Restoration Plan in 2012. Our obligations under the Restoration Plan are unfunded and plan benefits are payable from the general assets of the company.

Supplemental Plans.    We also maintain a supplemental executive retirement plan (our “SERP”) through which we provide annual contributions to participants’ notional accounts. The SERP also provides participants with additional opportunities to defer the payment of certain compensation earned from us.

Under SERP eligibility guidelines adopted by the Compensation Committee, executives must gen-

erally have completed at least one year of service with us or one of our subsidiaries as a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or as an executive with direct responsibility over operations. Based on these guidelines, Ms. Salomone and Messrs. Bethards, Canafax and Mowry participated in our SERP in 2012. Mr. Colatrella has been selected to participate for 2013 and Mr. Ferland has not yet met the requirements for eligibility under the guidelines.

See the “Nonqualified Deferred Compensation” table and accompanying narrative under “Compensation of Executive Officers” below for more information about the Restoration Plan and SERP.

Severance Arrangements

Babcock & Wilcox Severance Plan.    We have traditionally maintained a broad-based severance plan to provide a measure of financial assistance to eligible employees who are involuntarily terminated in connection with a permanent reduction in force. Under that severance plan, affected employees would receive a cash severance benefit of one-half week of pay for each year of service (subject to a minimum of one week and a maximum of 14 weeks). In 2012, Hay Group compared the eligibility, severance structure and design of our then existing severance plan with the prevalent market practices using Hay Group survey data and other third party market information. After reviewing the market data and management’s recommended changes to the severance plan, the Compensation Committee approved the replacement of our broad-based plan with a new modified plan and approved a new executive severance plan. The executive severance plan covers all of our Named Executives and provides severance and outplacement benefits in the event of a participant’s termination by us for any reason other than cause. See “Compensation of Executive Officers — Potential Payments Upon Termination or Change In Control” below for more information on the executive severance plan.

Change-in-Control Agreements.    The Compensation Committee has offered change-in-control agreements to executives, including Named Executives, since 2010. We believe change-in-control agreements protect stockholders’ interests by serving to:

•	attract and retain top-quality executive management;

•	assure both present and future continuity of executive management in the event of a threatened or actual change in control; and

•	ensure the objective focus of executive management in the evaluation of any change in control opportunities.

Our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon a qualified termination of the executive within one year following a change in control. Stock awards, however, are subject to separate agreements, which vest outstanding stock immediately on the occurrence of a change in control, regardless of whether there is a subsequent termination of employment. Additionally, the change-in-control agreements do not provide any tax gross-up on the benefits following a qualified termination. Instead, the change-in-control agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to an executive to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the executive retaining a larger after-tax amount. The provision was included with the intent of benefiting the company by seeking to preserve the tax deductibility of the benefits paid under the agreement, without compromising the objectives for which the agreement was approved.

See the “Potential Payments Upon Termination or Change in Control” tables under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change in control agreements with our Named Executives, events considered to be change in control events and other plans and arrangements that have different trigger mechanisms relating to a change in control.

Other Compensation Policies / Practices

Stock Ownership Guidelines.    We maintain stock ownership guidelines for our executives and non-management directors. These guidelines establish minimum stock ownership levels of two to five times annual base salary for our executives, and five times annual base retainer for non-management directors. The ownership multiple applicable to our Named Executives are:

•	Chief Executive Officer — Five (5)

•	Other Named Executives — Three (3)

Directors and executives have five years to achieve their respective minimum ownership levels. The Governance Committee annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines for directors and executives. No executive or director is authorized to sell any shares of our common stock (other than to satisfy applicable tax obligations resulting from a transaction involving such stock or to cover the exercise price of stock options) unless they have met their respective guideline.

Timing of Stock Awards.    To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves stock option and other stock awards effective as of the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission. This practice was followed for all long-term incentive compensation grants to Named Executives in 2012 other than the grants for Mr. Ferland. His awards were effective on the date he commenced employment with us.

Hedging, Pledging and Short Sale Policies.    We also maintain a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on B&W’s common stock and otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of our common stock. The directors, officers and employees are also prohibited from pledging company securities and engaging in short sales of company securities.

Clawbacks.    Since 2011, incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

Proxy Data — Custom Peer Group

AECOM Technology Corporation	Global Power Equipment Group Inc.	Raytheon Company
Chicago Bridge & Iron Company	Goodrich Corporation	Rockwell Collins, Inc.
Curtiss-Wright Corporation	Huntington Ingalls Industries, Inc.	Shaw Group, Inc.
Fluor Corporation	Jacobs Engineering Group, Inc.	SPX Corporation
Foster Wheeler AG	KBR, Inc.	URS Corporation
General Dynamics Corporation	MasTec, Inc.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that B&W specifically incorporates it by reference into such filing.

We have reviewed and discussed the Compensation Discussion and Analysis with B&W’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Stephen G. Hanks, Chairman

Thomas A. Christopher

Robert W. Goldman

Larry L. Weyers

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes prior compensation of our Named Executives for the time periods in which each was a Named Executive.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus		Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		All Other Compensation(5)		Total
E. James Ferland, President & Chief Executive Officer	2012		$609,848		$0		$3,835,517		$1,155,165		$890,000		N/A		$257,827		$6,748,357
Brandon C. Bethards, Former President & Chief Executive Officer	2012 2011 2010	$ $ $	322,576 887,500 665,503	$ $ $	0 0 0	$ $ $	4,180,328 2,692,136 2,191,026	$ $ $	1,015,185 1,044,645 865,320	$ $ $	0 1,050,000 841,500	$ $ $	654,637 1,046,462 509,958	$ $ $	1,472,777 95,281 111,292	$ $ $	7,645,503 6,816,024 5,184,599
Anthony S. Colatrella Senior Vice President & Chief Financial Officer	2012 2011	$ $	480,000 63,636	$ $	0 0	$ $	800,652 713,329	$ $	185,995 203,177		$350,986 —		N/A N/A	$ $	161,361 23,015	$ $	1,978,994 1,003,157
Mary Pat Salomone, Senior Vice President & Chief Operating Officer	2012 2011 2010	$ $ $	580,500 462,000 406,000	$ $ $	0 0 0	$ $ $	977,581 741,305 300,026	$ $ $	227,121 417,828 207,699	$ $ $	480,097 376,664 242,829	$ $ $	829,417 472,524 577,713	$ $ $	81,153 49,549 96,054	$ $ $	3,175,869 2,519,870 1,830,321
James D. Canafax, Senior Vice President and General Counsel	2012 2011	$ $	405,500 341,950	$ $	0 0	$ $	556,210 465,147	$ $	129,209 295,965	$ $	254,151 222,602		N/A N/A	$ $	95,818 62,086	$ $	1,440,888 1,387,750
Christofer M. Mowry President, Babcock & Wilcox mPower, Inc.	2012		$397,400		$0		$337,135		$78,325		$257,682		N/A		$72,582		$1,143,124

(1)	See “Salary” below for a discussion of the amounts reported in this column.

(2)	See “Stock and Option Awards” below for a discussion of the amounts included in this column.

(3)	See “Non-Equity Incentive Plan Compensation” below for a discussion of the amounts included in this column.

(4)	See “Change in Pension Value and Nonqualified Deferred Compensation Earnings” below for a discussion of the amounts included in this column.

(5)	See “All Other Compensation” below for a discussion of the 2012 amounts included in this column.

Salary.    Amounts reported in the “Salary” column above include amounts that have been deferred under our qualified and non-qualified deferred compensation plans.

The 2012 salary paid to Mr. Ferland represents the amount of salary earned beginning on April 19, 2012, when he joined our company. The 2012 salary paid to Mr. Bethards was paid through the date of his retirement from our company on May 8, 2012. See “All Other Compensation” below for post-employment compensation paid to Mr. Bethards in 2012.

Stock and Option Awards.    The amounts reported in the “Stock Awards” and “Option Awards” columns for each Named Executive other than Mr. Bethards represent the aggregate grant date fair value of all stock and option awards granted to

Named Executives in 2012. The amount reported in the same columns for Mr. Bethards represent the sum of (1) the aggregate grant date fair value of all stock and option awards granted to Mr. Bethards in 2012 and (2) the aggregate incremental fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, of the modification on March 31, 2012 of Mr. Bethards’ stock and option awards in connection with his retirement. Excluding the incremental fair value of these modifications, the aggregate grant date fair values of Mr. Bethards’ 2012 stock and option awards were $2,949,762 and $685,266, respectively. For more information on the modifications to Mr. Bethards’ stock and option awards, see “Separation and Consulting Agreement” under “Estimated Value of Benefits to Be Received Upon Voluntary Termination” table.

The grant date fair values shown were computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the valuation assumptions used in determining the grant date fair value, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

The amounts reported in the “Stock Awards” column include the grant date fair values of restricted stock units and performance shares awarded to our Named Executives in 2012. The values for performance shares are based on our Named Executives attaining target performance levels, which we determined was the probable outcome at the time of grant. Assuming the maximum performance levels were probable, the grant date fair values of each Named Executive’s performance shares would be as follows: $3,428,173 for Mr. Ferland, $4,036,415 for Mr. Bethards, $1,095,561 for Mr. Colatrella, $1,337,743 for Ms. Salomone, $761,112 for Mr. Canafax and $461,283 for Mr. Mowry.

The amounts reported in the “Stock Awards” and “Option Awards” columns for Mr. Ferland include the grant date fair values of stock and option awards Mr. Ferland received as a sign-on incentive in connection with his appointment as our President and Chief Executive Officer in 2012. See the “Grants of

Plan-Based Awards” table for more information regarding the stock and option awards granted to Mr. Ferland and our other Named Executives in 2012.

Non-Equity Incentive Plan Compensation.    The amounts reported in the “Non-Equity Incentive Plan Compensation” column are attributable to the annual incentive awards earned under our EICP. See the “Grants of Plan-Based Awards” table for more information regarding the annual incentive awards earned in 2012.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to our pension plans was 4.1%. 4.8% and 5.6% at December 31, 2012, 2011 and 2010, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

All Other Compensation.    The amounts reported for 2012 in the “All Other Compensation” column are attributable to the following:

All Other Compensation

	Mr. Ferland	Mr. Bethards	Mr. Colatrella	Ms. Salomone	Mr. Canafax	Mr. Mowry
SERP Contribution	N/A	$86,450	N/A	$35,241	$23,031	$29,204
Thrift Plan Contributions	$12,647	$7,500	$15,000	$7,388	$18,888	$14,841
Restoration Plan Contributions	$21,591	$5,004	$13,800	$9,915	$12,440	$8,844
Tax Reimbursements	$16,510	$1,059	$17,808	$0	$0	$0
Dividend Equivalents	$7,247	$3,459	$1,291	$2,086	$905	$689
Cost of Living Adjustment	N/A	N/A	N/A	N/A	$21,000	N/A
Post-Employment Payments	N/A	$1,348,040	N/A	N/A	N/A	N/A
Perquisites	$199,832	$21,265	$113,462	$26,523	$19,554	$19,004

SERP Contribution.    See the “Nonqualified Deferred Compensation” table for more information regarding these amounts and our SERP.

Thrift Plan Contributions and Restoration Plan Contributions.    The amounts reported in these columns represent the total amount of matching and service-based contributions made to each Named Executive under our Thrift Plan and our Restoration

Plan, respectively. Under our Thrift Plan, we will match 50% of employee’s contributions, up to 6% percent. Under our Restoration Plan, we will match 50% of the first 6% of employee’s deferral contributions. For information regarding our Thrift Plan and Restoration Plan matching contributions and service-based contributions, see “Compensation Discussion and Analysis — Other Benefits and Practices — Retirement Benefits” above.

Tax Reimbursements.    The tax reimbursements reported for 2012 are attributable to the following:

•	Mr. Ferland received tax reimbursements for income imputed to him as a result of his relocation from Pennsylvania to North Carolina.

•	Mr. Bethards received a tax reimbursement for income imputed to him as a result of a retirement gift.

•	Mr. Colatrella received tax reimbursements for income imputed to him as a result of his relocation from New York to North Carolina.

Dividend Equivalents.    The amounts listed in this column for each Named Executive represent the value of dividend equivalents credited to their unvested restricted stock unit awards in 2012. The amount reported for Ms. Salomone also includes the value of dividend equivalents credited to vested restricted stock units that Ms. Salomone has elected to defer pursuant to the terms of our 2010 LTIP. Each dividend equivalent is equal to $0.08 per share of common stock underlying the unvested or deferred restricted stock unit. Dividend equivalents credited to unvested restricted stock units are subject to the same vesting period as the restricted stock units with respect to which the dividend equivalents are paid. Dividend equivalents credited to deferred restricted stock units are subject to the same deferral period as the restricted stock units with respect to which the dividend equivalents are paid.

Post-Employment Payments.    The amount listed for Mr. Bethards in the “Post-Employment Payments” column above is attributable to amounts paid to Mr. Bethards pursuant to the terms of his Consulting Agreement. For more information on the amounts reported in this column and the terms of Mr. Bethards’ Consulting Agreement, see “Potential Payments upon Termination or Change in Control” on the following pages and “Compensation Discussion & Analysis — Compensation Analysis — CEO Transition and Compensation in 2012” above.

Perquisites.    Perquisites and other personal benefits received by a Named Executive are not included if their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for our Named Executives in 2012 are as follows:

•	The $199,832 reported for Mr. Ferland is attributable to $181,344 of costs associated with his relocation from Pennsylvania to North Carolina, financial planning, an annual physical and the costs associated with his spouse accompanying him on company business.

•	The $21,265 reported for Mr. Bethards is attributable to financial planning, a retirement gift and an annual physical.

•

The $113,462 reported for Mr. Colatrella is attributable to $94,701 of costs associated with his relocation from New York to North Carolina, financial planning, an annual physical and the costs associated with his spouse accompanying him on company business.

•

The $26,523 reported for Ms. Salomone is attributable to financial planning, cash payments paid to former employees of Marine Mechanical Corporation in connection with our acquisition of that company to partially offset the increased costs of our medical benefits and the costs associated with her spouse accompanying her on company business.

•	The $19,554 reported for Mr. Canafax is attributable to financial planning, an annual physical and the costs of relocation from Texas to North Carolina in connection with our spin-off.

•	The $19,004 reported for Mr. Mowry is attributable to financial planning and an annual physical.

We calculate all perquisites and personal benefits based on the incremental cost we incur to provide such benefits. For relocation, that includes costs paid to the employee and to third parties for the benefit of the employee, without regard to whether those costs are deductible to the employee. However, we exclude any payments by us to the third party that manages our relocation program, which would have been incurred without the employee’s relocation and therefore are not “incremental.” For annual physicals, we compute incremental cost based on the actual cost incurred by us for the physical. For financial planning services, we compute incremental cost based on the sum of (1) the actual cost incurred by us for the financial planning service for the applicable Named Executive and (2) a pro-rated portion of the fee our company pays to the third party firm that provides the financial planning services.

GRANTS OF PLAN-BASED AWARDS

The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our Named Executives during the year ended December 31, 2012.

	Grant Date	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units(3)		All Other Option Awards: Number of Securities Underlying Options(4)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Name			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)

Mr. Ferland
	04/19/12	03/31/12	$437,500	$875,000	$1,750,000
	04/19/12	03/31/12				36,595	73,189	146,378						$1,714,086
	04/19/12	03/31/12							34,092					$798,435
	04/19/12	03/31/12							56,490	(6)				$1,322,996
	04/19/12	03/31/12									90,285		$23.42	$604,575
	04/19/12	03/31/12									72,864	(6)	$23.42	$550,590

Mr. Bethards
	02/28/12	02/28/12	$169,352	$338,705	$677,410
	03/05/12	02/28/12				37,951	75,901	151,802						$2,135,447
	03/05/12	02/28/12							35,034					$2,044,881
	03/05/12	02/28/12									90,579		$26.59	$1,015,185

Mr. Colatrella
	02/28/12	02/28/12	$168,000	$336,000	$672,000
	03/05/12	02/28/12				10,301	20,601	41,202						$547,781
	03/05/12	02/28/12							9,510					$252,871
	03/05/12	02/28/12									24,585		$26.59	$185,995

Ms. Salomone
	02/28/12	02/28/12	$232,200	$464,400	$928,800
	03/05/12	02/28/12				12,578	25,155	50,310						$668,871
	03/05/12	02/28/12							11,610					$308,710
	03/05/12	02/28/12									30,021		$26.59	$227,121

Mr. Canafax
	02/28/12	02/28/12	$121,650	$243,300	$486,600
	03/05/12	02/28/12				7,156	14,312	28,624						$380,556
	03/05/12	02/28/12							6,606					$175,654
	03/05/12	02/28/12									17,079		$26.59	$129,209

Mr. Mowry
	02/28/12	02/28/12	$119,220	$238,440	$476,880
	03/05/12	02/28/12				4,337	8,674	17,348						$230,642
	03/05/12	02/28/12							4,005					$106,493
	03/05/12	02/28/12									10,353		$26.59	$78,325

(1)	Amounts shown represent the range of potential payouts under our annual incentive compensation plan. See “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” below for a discussion of the amounts included in this column. The actual amounts paid to our Named Executives are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.

(2)	See “Estimated Future Payouts Under Equity Incentive Plan Awards” below for a discussion of the amounts included in this column.

(3)	Amounts shown represent shares of our common stock underlying restricted stock units. See “All Other Stock Awards” below for a discussion of the amounts included in this column.

(4)	Amounts shown represent the number of shares of our common stock underlying stock options. See “All Other Option Awards” below for a discussion of the amounts included in this column.

(5)	See “Grant Date Fair Value of Stock and Option Awards” below for a discussion of the amounts included in this column.

(6)	These stock options and restricted stock units were granted to Mr. Ferland as a sign-on incentive in connection with his appointment as our President and Chief Executive Officer in 2012.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts shown in this column reflect the threshold, target and maximum pay opportunities for each Named Executive under the EICP for 2012. Generally, EICP payout depends on three principal factors: (1) financial performance, (2) the Named Executive’s target percentage, and (3) the Named Executive’s earnings from base salary. For 2012, the target percentage for each Named Executive was as follows:

Named Executive	Target Percentage (% of Salary)
Mr. Ferland	100%
Mr. Bethards	105%
Mr. Colatrella	70%
Ms. Salomone	80%
Mr. Canafax	60%
Mr. Mowry	60%

The amounts reflected in the “target” column of the “Grants of Plan Based Awards” table represent the value of the payout opportunity under the EICP at target financial performance levels. This amount was calculated by multiplying the Named Executive’s target percentage by the amount of base salary earned by each Named Executive in 2012 (except in Mr. Ferland’s case, his annual base salary). For Mr. Bethards, the amount reported was calculated by multiplying his target percentage by the amount of salary paid to Mr. Bethards through the date of his retirement.

The amounts shown in the “maximum” column represent the maximum payout opportunity in 2012, which for all Named Executives was 200% of the target amount. The amounts shown in the “threshold” column represent the minimum payout opportunity in 2012 assuming threshold financial performance, which for all Named Executives was 50% of the target amount. If threshold financial performance is not achieved, no amount is paid under EICP.

All threshold, target and maximum amounts reported in the table above assume that our Compensation Committee exercises no discretion over the annual incentive compensation award ultimately paid.

See “Compensation Discussion and Analysis — Compensation Analysis — Annual Incentive Compensation” above for more information about the 2011 EICP awards and performance goals.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts shown reflect the threshold, target and maximum payout opportunities of performance shares granted in 2012 under the 2010 LTIP. Each grant represents a right to receive one share of B&W common stock if performance targets are met. The amount of performance shares that vest, if any, is determined based (1) one-half on the average annual return on invested capital during the three-year performance period, and (2) one-half on our cumulative earnings per share during the same period. The amounts shown in the “target” column represent the number of performance shares that will vest, which is 100% of the amount granted, if the target levels of both average annual return on invested capital and cumulative diluted earnings per share are attained. The amounts shown in the “maximum” column represent the number of performance shares that will vest, which is 200% of the amount granted, if both the maximum level of average annual return on invested capital and cumulative earnings per share are attained. The amounts shown in the “threshold” column represent the minimum number of performance shares that will vest, which is 50% of the amount granted, if both the threshold level of average annual return on invested capital and cumulative earnings per share are attained. No amount of performance shares will vest if the level of average annual return on invested capital and cumulative earnings per share are both less than the threshold performance level. See “Compensation Discussion and Analysis — Compensation Analysis — Long-Term Incentive Compensation” above for more information regarding the 2012 performance shares.

The potential awards listed for Mr. Bethards in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above were forfeited as a result of Mr. Bethards’ retirement.

All Other Stock Awards

The amounts shown reflect 2012 grants of restricted stock units under our 2010 LTIP. Each restricted stock unit represents the right to receive one share of B&W common stock and is generally scheduled to vest one-third each year. Upon vesting, the restricted stock units are converted into shares of B&W common stock. We withhold a portion of these shares to satisfy the minimum statutory withholding tax for each Named Executive due on vesting. See “Compensation Discussion and Analysis — Compensation Analysis — Long-Term Incentive Compensation” for more information regarding the 2012 restricted stock units.

Pursuant to Mr. Bethards’ Consulting Agreement, the awards listed for Mr. Bethards in the “All Other Stock Awards” and “All Other Option Awards” columns above were modified on March 31, 2012 to permit vesting of the awards to continue in accordance with their original vesting schedules though March 31, 2013. In the absence of such a modification, the unvested portion of those awards would have been forfeited as a result of Mr. Bethards’ retirement.

All Other Option Awards

The amounts shown reflect 2012 grants of stock options under our 2010 LTIP. Each option represents the right to purchase one share of B&W common stock at the exercise price. Options expire seven years from the date of grant. The stock options are generally scheduled to vest and become exercisable one-third each year. See “Compensation Discussion and Analysis — Compensation Analysis — Long-Term Incentive Compensation” above for more information regarding the 2012 stock options.

Grant Date Fair Value of Stock and Option Awards

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column for each Named Executive other than Mr. Bethards represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of our common stock on the date of grant for restricted stock units and performance shares, and an option-

pricing model for stock options. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options granted to our Named Executives. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For more information regarding the compensation expense related to 2012 awards, and a discussion of valuation assumptions utilized in option pricing, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for Mr. Bethards represent the sum of (1) the aggregate grant date fair value of all stock and option awards granted to Mr. Bethards in 2012 and (2) the aggregate incremental fair value, computed in accordance with FASB Topic 718, of the modification on March 31, 2012 of Mr. Bethards’ unvested restricted stock unit awards, option awards and 2011 performance share award in connection with his retirement from our company. Excluding the incremental fair value of these modifications, the grant date fair value of the performance shares, restricted stock units and stock options granted to Mr. Bethards in 2012 are $2,018,208, $931,554 and $685,266, respectively. For more information on the modifications to Mr. Bethards’ stock and option awards, see “Separation and Consulting Agreement” under the “Estimated Value of Benefits to Be Received Upon Voluntary Termination” table.

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for restricted stock unit awards do not factor in the value of a dividend equivalent credited to each unvested restricted stock unit as a result of a stock dividend declared by our company in December 2012. This dividend was not included in the grant date fair value of our 2012 stock and option awards because the declaration of this dividend was not anticipated at the time these stock and option awards were granted. For more information on the value of dividend equivalents credited to our Named Executives’ unvested restricted stock unit awards, including 2012 restricted stock unit awards, See “All Other Compensation” under the “Summary Compensation Table”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our Named Executives that were outstanding as of December 31, 2012. Certain awards reported below for Mr. Bethards were modified in connection with his retirement from our company. See “Separation and Consulting Agreement” under the “Estimated Value of Benefits to Be Received Upon Voluntary Termination” table for more information on the modifications made to Mr. Bethards’ stock and option awards.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Mr. Ferland
Stock Options	04/19/12	—	90,285	(3)	—	$23.42	04/19/19
Stock Options	04/19/12	—	72,864	(4)	—	$23.42	04/19/19
RSU	04/19/12							34,092	(3)	$893,210
RSU	04/19/12							56,490	(4)	$1,480,038
Performance Shares	04/19/12										36,595	(5)	$958,789
Mr. Bethards
Stock Options	03/04/10	37,748	12,582	(7)	—	$24.55	03/04/17
Stock Options	03/04/11	41,456	13,818	(7)	—	$34.55	03/04/18
Stock Options	03/05/12	—	30,193	(7)	—	$26.59	03/05/19
RSU	03/04/10							16,972	(7)	$444,666
RSU	03/04/11							8,747	(7)	$229,171
RSU	03/05/12							17,517	(7)	$458,945
Performance Shares	03/04/11										12,831	(8)	$336,172
Mr. Colatrella
Stock Options	11/16/11	8,403	16,806	(9)	—	$23.24	11/16/18
Stock Options	03/05/12	—	24,585	(3)	—	$26.59	03/05/19
RSU	11/16/11							6,622	(9)	$173,496
RSU	03/05/12							9,510	(3)	$249,162
Performance Shares	11/16/11										10,381	(10)	$271,982
Performance Shares	03/05/12										10,301	(5)	$269,886
Ms. Salomone
Stock Options	03/04/10	6,040	6,040	(7)	—	$24.55	03/04/17
Stock Options	03/04/11	5,862	11,724	(9)	—	$34.55	03/04/18
Stock Options	03/04/11	10,384	5,192	(11)	—	$34.55	03/04/18
Stock Options	03/05/12	—	30,021	(3)	—	$26.59	03/05/19
RSU	03/04/10							4,074	(7)	$106,739
RSU	03/04/11							3,710	(9)	$97,202
RSU	03/04/11							1,643	(11)	$43,047
RSU	03/05/12							11,610	(3)	$304,182
Performance Shares	03/04/11										5,481	(10)	$143,602
Performance Shares	03/05/12										12,578	(5)	$329,544
Mr. Canafax
Stock Options	03/05/09	4,681	0	(6)	—	$10.58	03/05/16
Stock Options	03/04/10	1,538	769	(7)	—	$24.55	03/04/17
Stock Options	03/04/11	3,224	6,448	(9)	—	$34.55	03/04/18
Stock Options	03/04/11	9,212	4,606	(11)	—	$34.55	03/04/18
Stock Options	03/05/12	—	17,079	(3)	—	$26.59	03/05/19
RSU	03/04/10							1,210	(7)	$31,702
RSU	03/04/11							2,040	(9)	$53,448
RSU	03/04/11							1,458	(11)	$38,200
RSU	03/05/12							6,606	(3)	$173,077
Performance Shares	03/04/11										3,015	(10)	$78,993
Performance Shares	03/05/12										7,156	(5)	$187,487

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Mr. Mowry
Stock Options	03/05/09	7,600	0	(6)	—	$10.58	03/05/16
Stock Options	03/04/10	6,074	3,037	(7)	—	$24.55	03/04/17
Stock Options	03/04/11	4,045	8,090	(9)	—	$34.55	03/04/18
Stock Options	03/05/12	—	10,353	(3)	—	$26.59	03/05/19
RSU	03/04/10							2,048	(7)	$53,658
RSU	03/04/11							2,560	(9)	$67,072
RSU	03/05/12							4,005	(3)	$104,931
Performance Shares	03/04/11										3,782	(10)	$99,088
Performance Shares	03/05/12										4,337	(5)	$113,629

(1)	The dates presented in this column represent the date the awards were granted (a) by McDermott prior to July 2010 (the “Pre-Spin Awards”) and (b) by us for all other awards. The Pre-Spin Awards were converted to B&W equity in connection with the spin-off with new grant dates of August 2, 2010 for stock options and August 9, 2010 for stock awards. However, when the Pre-Spin Awards were converted to B&W equity, they remained subject to the same general vesting schedule. Therefore, to assist in understanding the vesting dates associated with the Pre-Spin Awards, we are presenting the McDermott grant dates.
(2)	Market values in these columns are based on the closing price of our common stock as of December 31, 2012 ($26.20), as reported on the New York Stock Exchange.
(3)	One-third of these stock options and restricted stock units vested on March 5, 2013 and an additional one-third will vest on each of March 5, 2014 and 2015. See “Vesting of Restricted Stock Units” below for a discussion of the vesting schedules for our restricted stock units.
(4)	One-third of these stock options and restricted stock units vest on March 5, 2014 and an additional one-third will vest on each of March 5, 2015 and 2016.
(5)	These performance shares represent the right to receive one share of our common stock for each performance share that vests. The number and value of performance shares that vest depend upon the attainment of specified performance goals. The number and value of performance shares reported are based on achieving threshold performance levels. These performance shares are generally scheduled to vest 100% on March 5, 2015. See the “Grants of Plan-Based Awards” table for more information about performance shares.
(6)	These stock options vested 100% on March 5, 2012.
(7)	These stock options and restricted stock units vested 100% on March 4, 2013.
(8)	The number and value of performance shares reported represent 33.81% of Mr. Bethards’ performance shares that remain eligible for vesting based on achieving threshold performance levels. The number and value of performance shares that vest depend upon the attainment of specified performance goals. These performance shares are generally scheduled to vest 100% on March 4, 2014. See the “Grants of Plan-Based Awards” table and “Estimated Value of Benefits to Be Received Upon Change in Control” for more information about Mr. Bethards’ performance shares.
(9)	One-half of these stock options and restricted stock units vested on March 4, 2013 and the remaining one-half will vest on March 4, 2014.
(10)	The number and value of performance shares that vest depend upon the attainment of specified performance goals. The number and value of performance shares reported are based on achieving threshold performance levels. These performance shares are generally scheduled to vest 100% on March 4, 2014.
(11)	These stock options and restricted stock units will vest 100% on August 12, 2013.

Vesting of Restricted Stock Units

Except as noted below, restricted stock units generally vest one-third each year. In addition, the restricted stock units awarded in 2011 and 2012 are subject to an additional accelerated vesting schedule if the Named Executive is at least 60 years old and has at least 10 years of service to our company prior to the third anniversary of the applicable grant date (“Retirement Eligibility”). Our 2010 restricted stock unit awards do not contain such an accelerated vesting schedule. For all 2011 and 2012 restricted stock unit awards, the accelerated vesting schedule provides that (1) 25% of the then unvested restricted stock units will vest on the date the Named Executive attains Retirement Eligibility on or after the first anniversary of the grant date, and (2) 50% of the then unvested restricted stock units vest on the date the Named Executive attains Retirement Eligibility on or after the second anniversary of the grant date. Except for Mr. Bethards, who retired in 2012, none of our Named Executives have attained Retirement Eligibility as of December 31, 2012. As a result, the 2011 and 2012 restricted stock units for those Named Executives were not eligible for accelerated vesting. See “Potential Payments Upon Termination or Change In Control” for more information on potential payments upon retirement and other events.

OPTION EXERCISES AND STOCK VESTED

The following Option Exercises and Stock Vested table provides additional information about the value realized by our Named Executives on exercises of B&W option awards and vesting of B&W stock awards during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Mr. Ferland	—	—	—	—
Mr. Bethards	24,164	$367,242	45,342	$1,215,274
Mr. Colatrella	—	—	3,311	$89,099
Ms. Salomone(1)	1,442	$23,086	9,943	$264,934
Mr. Canafax	—	—	6,253	$165,785
Mr. Mowry	3,800	$62,868	14,320	$381,834

(1)	$92,258 of the amount reported in the Stock Awards — Value Realized on Vesting column represents the realized value of 3,498 restricted stock units that Ms. Salomone has elected to defer pursuant to the terms of our 2010 LTIP. See the “Non-Qualified Deferred Compensation” table below for more information on the deferral of stock awards.

Option Awards.    Each stock option exercise reported in the “Option Exercises and Stock Vested” table was effected as a simultaneous exercise and sale, with the exception of one stock option exercise reported for Mr. Mowry (representing 37 shares) and all of the shares reported for Ms. Salomone. For all exercise and sales reported above, the value realized on exercise was calculated based on the difference between the exercise price of the stock option and the price at which the shares were sold. For the other exercises reported for Mr. Mowry and Ms. Salomone, the value realized was calculated based on the difference between the exercise price of the stock option and the closing price of our common stock on the exercise date.

Stock Awards.    For each Named Executive, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of our common stock acquired by the Named Executive in connection with restricted stock units awarded under our 2010 LTIP which vested in 2012. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting.

The number of shares acquired in connection with the vesting of restricted stock units includes shares withheld by us in the amounts and for the Named Executives reported below to satisfy the minimum statutory withholding tax due on vesting.

Name	Shares Withheld on Vesting of Restricted Stock Units
Mr. Ferland	N/A
Mr. Bethards	15,521
Mr. Colatrella	1,201
Ms. Salomone	2,208
Mr. Canafax	2,104
Mr. Mowry	4,715

PENSION BENEFITS

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executives under our qualified and nonqualified pension plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2012
Mr. Ferland	N/A	N/A	N/A	N/A
Mr. Bethards	B&W Governmental Operations Qualified Retirement Plan	38.333	$1,420,222	$52,800
	B&W Governmental Operations Excess Plan	38.333	$3,247,067	$136,295
Mr. Colatrella	N/A	N/A	N/A	N/A
Ms. Salomone	B&W Governmental Operations Qualified Retirement Plan	30.500	$1,597,192	$0
	B&W Governmental Operations Excess Plan	30.500	$1,444,348	$0
Mr. Canafax	N/A	N/A	N/A	N/A
Mr. Mowry	N/A	N/A	N/A	N/A

Overview of Qualified Plans.    We maintain retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.” Mr. Bethards and Ms. Salomone participate in the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations (the “B&W Governmental Operations Qualified Retirement Plan”) for the benefit of eligible employees of the company and our Nuclear Operations and Technical Services segments.

Due to date of employment of Messrs. Ferland, Colatrella, Canafax and Mowry, they are not eligible to participate in our defined benefit plans. For more information on our retirement plans, see “Compensation Discussion and Analysis — Other Benefits and Practices — Retirement Benefits.”

Participation and Eligibility.    Generally, salaried employees over the age of 21 years, who were hired before April 1, 2001, participate in the retirement plans.

•

For salaried participants hired before April 1, 2001, benefit accruals will be frozen as of December 31, 2015. Beginning January 1, 2016, affected employees will receive a service-based cash contribution to their Thrift Plan account.

•

For salaried participants hired on or after April 1, 2001, benefit accruals were frozen as of March 31, 2006, subject to cost of living adjustments. Beginning January 1, 2016, the cost of living adjustments will be discontinued. Affected employees receive a service-based cash contribution to their Thrift Plan account.

Benefits.    For eligible Named Executives, benefits under these plans are based on years of credited service and final average cash compensation (including bonuses).

The present value of accumulated benefits reflected in the Pension Benefit table above is based on a 4.1% discount rate at December 31, 2012 and the IRS static table required for 2013 funding valuations under the Pension Protection Act of 2006. The discount rate applicable to our pension plans at December 31, 2011 and December 31, 2010 was 4.8% and 5.6%, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

Retirement and Early Retirement.    Under each of these plans, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under these plans depend on the employee’s date of hire. Employees hired before April 1, 1998, including Mr. Bethards and Ms. Salomone, are eligible for early retirement if the employee has completed at least 15 years of credited service and attained the age of 50. Early retirement benefits are based on the same formula as normal retirement, but the pension benefit is not reduced to reflect early commencement of payment if the sum of the employee’s age and years of service equals 75 or greater at the date benefits commence; otherwise the pension benefit is reduced by 4% times the difference between 75 and the participant’s age plus service. Ms. Salomone is currently eligible for an unreduced early retirement benefit.

Overview of Nonqualified Plans.    To the extent benefits payable under our qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by our applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Mr. Bethards and Ms. Salomone participate in the Excess Plan for certain employees of Babcock & Wilcox Governmental Operations.

NONQUALIFIED DEFERRED COMPENSATION

The following Nonqualified Deferred Compensation table summarizes our Named Executives’ compensation under our nonqualified defined contribution plans.

Name	Plan Name	Executive Contributions in 2012		Registrant Contributions in 2012		Aggregate Earnings in 2012		Aggregate Withdrawals/ Distributions		Aggregate Balance at 12/31/12
Mr. Ferland	SERP(1) Restoration Plan	$	N/A 21,591	$	N/A 21,591	$	N/A 918	$	N/A 0	$	N/A 44,100
Mr. Bethards	SERP Restoration Plan	$	N/A 16,678	$ $	86,450 5,004	$ $	12,471 342	$ $	624,483 0	$ $	87,539 22,024
Mr. Colatrella	SERP(1) Restoration Plan	$	N/A 13,800	$	N/A 13,800	$	N/A 641	$	N/A 0	$	N/A 28,241
Ms. Salomone	SERP Restoration Plan	$ $	188,332 19,830	$ $	35,241 9,915	$ $	15,229 542	$ $	0 0	$ $	300,140 30,287
Mr. Canafax	SERP Restoration Plan	$	N/A 9,330	$ $	23,031 12,440	$ $	1,342 485	$ $	0 0	$ $	24,373 22,255
Mr. Mowry	SERP Restoration Plan	$	N/A 8,844	$ $	29,204 8,844	$ $	11 309	$ $	0 0	$ $	29,215 17,997

(1)	No information is provided for Messrs. Ferland and Colatrella because neither executive was a participant in the SERP for 2012. Mr. Colatrella became a participant in the SERP effective January 1, 2013.

SERP.    Our SERP is an unfunded, nonqualified defined contribution plan through which we provide annual contributions to a participant’s notional account, which we refer to as a participant’s company account. Participants include officers selected by our Compensation Committee. Benefits under our SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation, subject to accelerated vesting for death, disability, termination by the company without cause, retirement or on a change in control.

For 2012, participants could elect to defer the payment of certain compensation earned from us. Under our SERP, any amounts deferred by a participant are maintained in a notional account separate from the account into which we make annual contributions. We refer to this separate account as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.

Restoration Plan.    Our Restoration Plan is an unfunded, nonqualified defined contribution plan through which we provide annual contributions to each participant’s notional accounts, which we refer to as a participant’s company matching account and company service-based account. Participants include our Named Executives and other employees of our company whose base salary exceeds certain compen-

sation limits imposed by the Internal Revenue Code. Benefits under our Restoration Plan are based on a participant’s vested percentage in his or her notional account balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing 3 years of service with our company, subject to accelerated vesting for death, disability, termination by the company without cause, retirement or on a change in control.

Participants in our Restoration Plan may elect to defer the payment of certain compensation earned from us that is in excess of limits imposed by the Internal Revenue Code. As with our SERP, any amounts deferred by a participant in the Restoration Plan are reflected in a notional deferral account that is separate from the participant’s company matching and service-based accounts. Participants are 100% vested in their deferral accounts at all times.

Executive Contributions in 2012.    Ms. Salomone elected to contribute to her SERP deferral account in 2012. Under our SERP, an officer selected by our Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2012 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2012” do not include any contributions of any 2012 EICP awards because EICP awards earned in 2012 are not paid until 2013. Amounts reported in this column for each Named Executive are reported as “Salary” for each Named Executive in the Summary Compensation Table above.

All of our Named Executives elected to contribute to their Restoration Plan deferral accounts in 2012. Our Restoration Plan allows participants to defer a percentage of their base salary in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.

Registrant Contributions in 2012.    We make annual notional contributions to participating employees’ SERP company accounts equal to a percentage of the employee’s prior-year compensation, as determined by our Compensation Committee. Under the terms of our SERP, the contribution percentage may not be the same for all participants. Additionally, our Compensation Committee may approve a discretionary contribution to a participant’s account at any time.

For 2012, the contributions reported in the table above for our SERP reflect notional contributions made by our company to each participating Named Executive’s company account. The company’s 2012 contributions equaled 5% of the Named Executives’ base salaries and EICP awards paid in 2011. All 2012 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

Under our Restoration Plan, our company makes notional matching and serviced-based contributions to eligible participants’ company matching account and serviced-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under our Restoration Plan are credited with a company matching contribution equal to 50% of the first 6% of their deferral contribution. For each participant in our Restoration Plan who is not eligible to participate in our pension plans, we also make a cash service-based contribution to the participant’s company service-based account. The amount of this service-based contribution is based on a percentage of the participant’s eligible compensation in excess of the Internal Revenue Code limit and ranges between 3% and 8%, depending on the participant’s years of service. This service-based contribution is made regardless of whether the participant has elected to make deferral contributions under our Restoration Plan. All 2012 company contributions are included in the “Summary Compensation Table” above as “All Other Compensation.”

Aggregate Earnings in 2012.    The amounts reported in this column for our SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2012 on all accounts for each Named Executive under our SERP and Restoration Plan. Under our SERP and Restoration Plans, each participant elects to have his notional accounts hypothetically invested in one or more of the investment funds designated by our Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the Summary Compensation Table.

Aggregate Balance at 12/31/12.    The aggregate balance of a participating officer’s notional SERP account consists of contributions made by us to the officer’s company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The aggregate balance of a participating officer’s notional Restoration Plan Account consists of contributions made by us to the officer’s company matching account and (only in the case of Messrs. Ferland, Colatrella, Canafax and Mowry) company service-based account, deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive as of December 31, 2012. Mr. Bethards was 100% vested in his SERP balance shown above. Ms. Salomone was 40% vested in her SERP balance as shown above. Messrs. Canafax and Mowry were each 20% vested in their SERP balance as shown above. Messrs. Canafax and Mowry and Ms. Salomone were each 100% vested in their Restoration Plan balance as shown above.

The SERP balances include contributions from previous years, which have been reported as compensation to the Named Executives in the Summary Compensation Table for those years — to the extent a Named Executive was included in the Summary Compensation Table during those years. The Restoration Plan balances do not include con-

tributions from previous years because the Restoration Plan became effective on January 1, 2012. The amounts and years reported for the SERP contributions from previous years are as follows:

Named Executive	Year	Amount Reported
Mr. Ferland	2011	N/A
	2010	N/A
Mr. Bethards	2011	$66,426
	2010	$52,275
Mr. Colatrella	2011	N/A
	2010	N/A
Ms. Salomone	2011	$28,028
	2010	N/A
Mr. Canafax	2011	N/A
	2010	N/A
Mr. Mowry	2011	N/A
	2010	N/A

Deferred Stock Under 2010 LTIP.    Under the terms of our 2010 LTIP, our Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock and option awards. Participants, including our Named Executives, were permitted to make deferral elections on their 2012 restricted stock unit and performance share awards. Ms. Salomone was the only Named Executive to make deferral elections on her 2012 awards. As of December 31, 2012, 11,610 restricted stock units and 25,155 performance shares awarded to Ms. Salomone in 2012 have been deferred to her SERP deferral account, less the number of shares withheld by us for Ms. Salomone to satisfy the minimum statutory withholding tax due upon vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to our Named Executives under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our Named Executives, assuming a December 31, 2012 termination date. Where applicable, the amounts listed below use the closing price of our common stock of $26.20 (as reported on the NYSE) as of December 31, 2012. These tables do not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested.

Except as otherwise indicated, amounts reported in the below tables for stock options, restricted stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and $26.20 (the closing price of our common stock on December 31, 2012); and

•	for restricted stock units and performance shares: multiplying the number of accelerated shares or units by $26.20 (the closing price of our common stock on December 31, 2012).

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

The following table shows the estimated value of payments and other benefits due the Named Executives (other than Mr. Bethards) assuming their involuntary termination without cause as of December 31, 2012. Mr. Bethards retired as our President and Chief Executive Officer on April 19, 2012. See “Separation and Consulting Agreement” under “Estimated Value of Benefits to Be Received Upon Voluntary Termination” below for details on payments and benefits paid to him. In the event of a Named Executive’s termination with cause, none of these payments and other benefits would be due.

	Mr. Ferland	Mr. Colatrella	Ms. Salomone	Mr. Canafax	Mr. Mowry
Severance Payments	$875,000	$480,000	$614,000	$424,000	$397,400
COBRA Payments	$ 15,787	$ 12,898	$ 8,299	$ 13,504	$ 13,272
Outplacement Services	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000
EICP	—	—	$480,097	—	—
Financial Planning	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000
Supplemental Executive Retirement Plan (SERP)	—	—	$ 40,516	$ 19,498	$ 23,372
Restoration Plan	$ 22,046	$ 14,117	—	—	—
Stock Options (unvested and accelerated)	—	$ 12,436	$ 4,983	$634	$ 2,506
Restricted Stock Units (unvested and accelerated)	—	$ 43,374	$ 88,432	$ 38,763	$ 43,597
Performance Shares (unvested and unforfeited)	—	$135,985	$ 71,801	$ 39,490	$ 49,538
Tax Reimbursements	—	—	—	—	—
Total	$942,833	$728,810	$1,338,128	$565,889	$559,685

Severance Payment.    The severance payments reported represent lump-sum cash payments equal to 52 weeks base salary as in effect on the date of termination. This is the amount that would have been payable under the Babcock & Wilcox Executive Severance Plan dated November 5, 2012 (the “Executive Severance Plan”). Through this plan, eligible employees are entitled to receive specified severance benefits, including the severance payment reported, in the event their employment is terminated by their employer for reasons other than “cause.” Under our Executive Severance Plan, “cause” means:

•	the willful and continued failure of a participant to perform substantially his or her duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the participant by the Compensation Committee or our Chief Executive Officer, which specifically identifies the manner in which the Compensation Committee or the Chief Executive Officer believes that the participant has not substantially performed his or her duties, after which the participant will have 30 days to defend or remedy such failure to substantially perform his or her duties;

•	the willful engaging by a participant in illegal conduct or gross misconduct, which is materially and demonstrably injurious to our company; or

•	the conviction of a participant with no further possibility of appeal, or plea of nolo contendere by the participant to, any felony or crime of falsehood.

Generally, employees of our company and certain of our subsidiaries who have been elected to the office of vice president or president are eligible to participate in the Executive Severance Plan. Receipt of severance benefits under the Executive Severance Plan is subject to the employee executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants, and the employee’s submission of a written claim for benefits.

COBRA Payments.    Upon a termination by the company for any reason other than cause under our Executive Severance Plan, each Named Executive would also be entitled to a lump-sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive and his or her qualified beneficiaries as of the date of termination. This payment is subject to the same conditions described above for severance payments. The amounts reported were determined by multiplying the annual cost of 2012 medical, dental and/or vision benefits for the Named Executive and his or her qualified beneficiaries by 102%. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.

Outplacement Services.    Each Named Executive would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following his or her termination by our company for reasons other than cause. The amounts reported represent the per-person cost our company would incur to engage our third-party service provider for 12 months of executive outplacement services.

EICP.    We do not make any payments under the EICP to participants who have involuntarily terminated without cause, except participants who have an accrued pension benefit. For those participants, it has been our practice to pay the prorated amount of an EICP award that would have been earned during the year in which the employee is involuntarily terminated without cause, contingent on the participant executing a general release of claims. The amount reported under EICP represents the annual incentive compensation applicable Named Executives earned under the EICP for 2012 based on the attainment of applicable financial, individual and safety results. See “Compensation Discussion and Analysis — Annual Incentive Compensation — Final 2012 Annual Incentive Payment” on the preceding pages for information regarding the EICP payments.

Financial Planning.    Under the terms of the agreement with our financial planning service provider, each Named Executive is entitled to financial planning benefits for one year following his or her termination without cause, among other events, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the fee that the company would be required to pay for each Named Executive to receive such benefits.

SERP.    Pursuant to our SERP, an executive’s company account becomes fully vested on, among other events, the date of the executive’s termination by the company for any reason other than cause. Ms. Salomone was 40% vested in her company account as of December 31, 2012. Messrs. Canafax and Mowry were each 20% vested in their respective company accounts as of the same date. Accordingly, 60% and 80%, respectively, of the amount in their company accounts would be subject to accelerated vesting upon their termination by the company without cause. Messrs. Ferland and Colatrella were not participants in our SERP during 2012, but Mr. Colatrella has been selected by our Compensation Committee to be a participant beginning January 1, 2013. “Cause” has the same meaning under our SERP as it does under our Executive Severance Plan.

Restoration Plan.    Under our Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date of the executive’s termination by the company for any reason other than cause. Messrs. Canafax and Mowry and Ms. Salomone were each 100% vested in their Restoration Plan accounts as of December 31, 2012. Messrs. Ferland and Colatrella were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2012. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination by the company without cause. “Cause” has substantially the same meaning under our Restoration Plan as it does under our Executive Severance Plan.

Equity Awards.    Generally, our stock and option awards provide for accelerated vesting of at least a part of an executive’s outstanding options, shares or units under an involuntary termination only if due to a reduction in force. The amount that is accelerated depends on whether the termination occurred during the second or third year of the award. For options and most restricted stock unit awards, 25% of the unvested award vests if termination occurs during the second year of the award and 50% of the unvested award vests if termination occurs during the third year of the award.

For performance shares, 25% of the performance shares will remain eligible for vesting in the event a Named Executive is terminated by the company due to a reduction in force during the second year of an award’s three-year vest term. 50% of the performance shares will remain eligible for vesting in the event a Named Executive is terminated by the company due to a reduction in force during the third year of the award’s three-year vest term. No performance shares would remain eligible for vesting in the event a Named Executive is terminated by the company due to a reduction in force during the first year of an award’s three-year vest term. In such event, the number of performance shares that will vest at the end of the three-year vest term are determined by multiplying (1) the total number of performance shares that would have vested based on actual performance had the applicable Named Executive been employed at the end of the vesting period by (2) the applicable percentage discussed above.

The stock option award amounts reported for each Named Executive above other than Mr. Colatrella represent only the value of unvested and accelerated stock options granted in 2010. For our Named Executives other than Mr. Colatrella and Mr. Ferland, we omitted the 2011 stock option awards from the table above because the exercise price of our 2011 stock option awards for those Named Executives exceeded the closing price of our common stock as of December 31, 2012, resulting in a net loss for those options. Mr. Colatrella’s 2011 stock option awards are included in the table above because they did not result in a net loss. The following table sets forth additional information with respect to the unvested and accelerated stock options awarded to our Named Executives in 2011 that are not otherwise reflected in the table above:

Named Executive	Grant Date	Stock Options (unvested and accelerated)	Exercise Price		Common Stock Closing Price (as of 12/30/2012)
Mr. Ferland	—	—		—		—
Mr. Colatrella	—	—		—		—
Ms. Salomone	3/4/2011 3/4/2011	2,931 1,298	$ $	34.55 34.55	$ $	26.20 26.20
Mr. Canafax	3/4/2011 3/4/2011	1,152 1,612	$ $	34.55 34.55	$ $	26.20 26.20
Mr. Mowry	3/4/2011	2,023		$34.55		$26.20

Estimated Value of Benefits to Be Received Upon Voluntary Termination

Other than accrued but unpaid compensation, no payments or other benefits would be due to our Named Executives assuming their voluntary termination as of December 31, 2012. The treatment of certain compensation and benefits in the event of such a termination is described below. Mr. Bethards retired from our company on May 8, 2012 and a description of his severance arrangement is also described below.

Financial Planning.    Under the terms of the agreement with our financial planning service provider, each Named Executive would be entitled to financial planning benefits for one year following his or her retirement, so long as the agreement has not been earlier terminated. However, none of our Named Executives were eligible for retirement as of December 31, 2012.

SERP.    Under the terms of our SERP, an executive’s company account becomes fully vested on, among other events, the date of the executive’s retirement. For purposes of our SERP, retirement is defined as separation from service with us on or after the first day of the calendar month coincident with or following the executive’s attainment of the age of 65. As of December 31, 2012, all Named Executives who participated in SERP as of December 31, 2012 were either fully vested in their company account or were not eligible for retirement under the terms of our SERP. Except as may be determined by our Compensation Committee in its sole discretion, an executive’s company account is not otherwise subject to accelerated vesting in the event of the executive’s voluntary termination.

Equity Awards.    Except as discussed below, the equity awards for our Named Executives do not provide for accelerated vesting upon a voluntary termination of employment. Most awards, however, provide for accelerated vesting either on retirement or on becoming eligible for retirement. The 2010 restricted stock unit awards do not contain any vesting terms relating to retirement. Our Compensation Committee may also exercise its discretion to provide for accelerated vesting in the event of a Named Executive’s voluntary termination.

Generally, the terms of B&W stock and option award grants define retirement as a voluntary termi-

nation of employment after attaining age 60 and completing 10 years of service. Under this definition, none of our Named Executives who were employed with us on December 31, 2012 were eligible for retirement.

The vesting associated with retirement varies by award type, as follows:

•

Stock Options: 25% of then-unvested options will become vested in the event a Named Executive retires during the second year of an award’s three-year vesting period, and 50% will become vested if the retirement occurs during the third year.

•

Eligible Restricted Stock Units: 25% of then-outstanding units will become vested when the Named Executive first becomes eligible for retirement during the second year of the three-year vesting period and 50% when the Named Executive first becomes eligible for retirement during the third year. Other than Mr. Bethards, no payments would have been due to our Named Executives under the terms of their restricted stock unit grants as a result of their voluntary termination on December 31, 2012 because none of them were eligible for retirement on that date.

•

Eligible Performance Shares: 25% of the performance shares will remain eligible for vesting in the event an eligible Named Executive retires during the second year of an award’s three-year vest term. 50% of the performance shares will remain eligible for vesting in the event an eligible Named Executive retires during the third year of the award’s three-year vest term but before the third anniversary of the grant date. In such event, the number of Performance Shares that will vest at the end of the three-year vest term are determined by multiplying (1) the total number of performance shares that would have vested based on actual performance had the applicable Named Executive been employed at the end of the vest term by (2) the applicable percentage discussed above. As of December 31, 2012, no Named

Executives other than Mr. Bethards would have been entitled to accelerated vesting of Performance Shares upon a voluntary termination because as of December 31, 2012, such a termination would not have qualified as a retirement for those Named Executives under our award grants.

Separation and Consulting Agreement

On April 5, 2012 we entered into the Consulting Agreement with Mr. Bethards in connection with his retirement. Generally, the Consulting Agreement provided Mr. Bethards with certain severance benefits and consulting fees in exchange for his executing a release of claims, agreeing to certain non-competition, non-solicitation and other restrictive covenants, and providing us with consulting services for 12 months following his retirement. Mr. Bethards received the following payments and benefits under his Consulting Agreement:

•	a consulting fee of $1,880,750, payable in 12 monthly installments of $156,729.17;

•	a cash payment of $94,207, representing the total value of his accumulated and unused 2012 vacation time as of May 8, 2012;

•

modification of his then unvested restricted stock units to allow for continued vesting in accordance with their original vesting schedule through March 31, 2013, with a value of $1,113,327 (the aggregate incremental fair value, computed in accord-

ance with FASB Topic 718, of the modification to his unvested restricted stock units on March 31, 2012);

•

modification of his then unvested stock options to allow for continued vesting in accordance with their original vesting schedule through March 31, 2013, with a value of $329,919 (the aggregate incremental fair value, computed in accordance with FASB Topic 718, of the modification to his unvested stock options on March 31, 2012);

•

modification of his 2011 performance share award to increase the percentage of his initial performance share award that will remain in effect from 25% to 33.81%, with a value of $117,240 (the incremental fair value, computed in accordance with FASB Topic 718, of the modification to his unvested performance shares on March 31, 2012);

•

financial planning services for 24 months, with a value of $35,362 (calculated by multiplying the incremental cost to the company of providing financial planning services to Mr. Bethards in 2012 by two); and

•	continued availability of COBRA coverage for Mr. Bethards and his qualified beneficiaries for 18 months following his date of resignation.

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due to the Named Executives other than Mr. Bethards, who retired from our company on May 8, 2012, assuming the termination of their employment by reason of death or disability as of December 31, 2012.

	Mr. Ferland	Mr. Colatrella	Ms. Salomone	Mr. Canafax	Mr. Mowry
Severance Payments(1)	$875,000	$480,000	$614,000	$424,000	$397,400
COBRA Payments(1)	$15,787	$12,898	$8,299	$13,504	$13,272
Outplacement Services(1)	$15,000	$15,000	$15,000	$15,000	$15,000
EICP	—	—	—	—	—
Financial Planning	$15,000	$15,000	$15,000	$15,000	$15,000
Supplemental Executive Retirement Plan (SERP)	—	—	$40,516	$19,498	$23,372
Restoration Plan	$22,046	$14,117	—	—	—
Stock Options (unvested and accelerated)	$453,554	$49,746	$9,966	$1,269	$5,011
Restricted Stock Units (unvested and accelerated)	$2,373,248	$422,658	$551,169	$296,427	$225,661
Performance Shares (unvested and accelerated)	$1,917,552	$1,083,684	$946,265	$532,934	$425,409
Tax Reimbursements	—	—	—	—	—
Total	$5,687,187	$2,093,103	$2,200,215	$1,317,632	$1,120,125

(1)	These benefits would not be payable in the event of a Named Executive’s death.

Severance Payments.    The severance payments reported represent lump-sum cash payments under our Executive Severance Plan equal to 52 weeks base salary as in effect on the date of termination due to a termination by our company by reason of a Named Executive being unable to perform his or her duties due to their physical or mental illness or disability. Our Executive Severance Plan generally provides for benefits in the event a Named Executive is terminated by our company for reasons other than “cause.” “Cause” is defined to exclude instances where an eligible employee is unable to perform his or her duties by reason of his or her physical or mental illness or disability. See “Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause” for more information on our Executive Severance Plan.

COBRA Payments.    Upon a termination by the company for any reason other than cause under our Executive Severance Plan, each Named Executive would be entitled to a lump-sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive and his or her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2012 medical, dental and/or vision benefits for the Named Executive and his or her qualified beneficiaries by 102%. Our Executive

Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.

Outplacement Services.    Each Named Executive would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following his or her termination by our company for reasons other than cause. The amounts reported represent the per-person cost our company would incur to engage our third-party service provider for 12 months of executive outplacement services.

Financial Planning.    Under the terms of the agreement with our financial planning service provider, each Named Executive is entitled to financial planning benefits for one year following his or her long-term disability, among other events, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the fee that the company would be required to pay for each Named Executive to receive such benefits.

SERP.    Under the terms of our SERP, an executive’s company account fully vests on, among other events, the executive’s death or disability. Ms. Salomone was 40% vested in her company account as of December 31, 2012. Mr. Canafax and Mr. Mowry were each 20% vested in their respective company accounts as of December 31, 2012. Accord-

ingly, 60% of Ms. Salomone’s company account, and 80% of Mr. Canafax’s and Mr. Mowry’s respective company accounts would accelerate upon their death or disability. Messrs. Ferland and Colatrella were not participants in our SERP during 2012.

Restoration Plan.    Under our Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date of the executive’s death or disability. Messrs. Canafax and Mowry and Ms. Salomone were each 100% vested in their Restoration Plan accounts as of December 31, 2012. Messrs. Ferland and Colatrella were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2012. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their death or disability.

Equity Awards.    Under the terms of the awards outstanding for each Named Executive as of December 31, 2012, all unvested stock awards become vested and all unvested option awards become vested and exercisable in the event the Named Executive’s employment terminates by reason of his or her death or disability.

With the exception of Mr. Ferland and Mr. Colatrella, the stock option award amounts reported for each Named Executive above represent only the value of unvested and accelerated stock options granted in 2010. The award amount reported for Mr. Ferland represents the value of his unvested and accelerated 2012 stock option awards. The award amount reported for Mr. Colatrella represents the value of his unvested and accelerated 2011 stock options. Other than Mr. Ferland’s 2012 award and Mr. Colatrella’s 2011 award, we omitted our 2011 and 2012 stock option awards because the exercise price exceeded the closing price of our common stock as of December 31, 2012, resulting in a net loss for those options. The following table sets forth additional information with respect to the unvested and accelerated stock options awarded to our Named Executives in 2011 and 2012 not otherwise reflected in the table above:

Named Executive	Grant Date	Stock Options (unvested and accelerated)	Exercise Price	Common Stock Closing Price (as of 12/30/2012)
Mr. Ferland	—	—	—	—
Mr. Colatrella	3/5/2012	24,585	$26.59	$26.20
Ms. Salomone	3/4/2011	11,724	$34.55	$26.20
	3/4/2011	5,192	$34.55	$26.20
	3/5/2012	30,021	$26.59	$26.20
Mr. Canafax	3/4/2011	4,606	$34.55	$26.20
	3/4/2011	6,448	$34.55	$26.20
	3/5/2012	17,079	$26.59	$26.20
Mr. Mowry	3/4/2011	8,090	$34.55	$26.20
	3/5/2012	10,353	$26.59	$26.20

Estimated Value of Benefits to Be Received Upon Change in Control

The following table shows the estimated value of payments and other benefits due the Named Executives other than Mr. Bethards, who retired from our company on May 8, 2012, assuming a change in control and termination as of December 31, 2012.

	Mr. Ferland	Mr. Colatrella	Ms. Salomone	Mr. Canafax	Mr. Mowry
Severance Payments	$5,232,500	$1,632,000	$2,210,400	$1,356,800	$1,271,680
EICP	$613,699	$336,000	$491,200	$254,400	$238,440
Financial Planning	$15,000	$15,000	$15,000	$15,000	$15,000
Supplemental Executive Retirement Plan (SERP)	—	—	$40,516	$19,498	$23,372
Restoration Plan	$22,046	$14,117	—	—	—
Benefits	$61,910	$50,580	$32,546	$52,956	$52,046
Stock Options (unvested and accelerated)	$453,554	$49,746	$9,966	$1,269	$5,011
Restricted Stock Units (unvested and accelerated)	$2,373,248	$422,658	$551,169	$296,427	$225,661
Performance Shares (unvested and accelerated)	$1,917,552	$1,083,684	$946,265	$532,934	$425,409
Tax Reimbursements	—	—	—	—	—
Total	$10,689,509	$3,603,785	$4,297,062	$2,529,284	$2,256,619

We have change in control agreements with various officers, including each of our Named Executives. Generally, under these agreements, if a Named Executive is terminated within one year following a change in control either (1) by the company for any reason other than cause or death or disability; or (2) by the Named Executive for good reason, the Named Executive is entitled to receive:

•	accelerated vesting in the executive’s SERP account;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination; and

•	a cash payment for health benefits coverage.

In addition to these payments, the Named Executive would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Under these agreements, a “change in control” will be deemed to have occurred on the occurrence of any of the following:

•

Any person, other than an ERISA-regulated pension plan established by us or our affiliate makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from us in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors cease for any reason to constitute a majority of the members of our board of directors;

•	consummation of a business combination unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of our company immediately before consummation of such business combination; or

•

consummation of a major asset disposition unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of our voting stock (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of our board of directors (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the company immediately before consummation of such major asset disposition.

Severance Payment.    The severance payment made to each Named Executive, with the exception of Mr. Ferland, in connection with a change in control is a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. The severance payment made to Mr. Ferland in connection with a change in control is a cash payment equal to 2.99 times the sum of (1) his annual base salary prior to termination and (2) the same annual base salary multiplied by his target EICP percentage for the year in which the termination occurs. Assuming a termination as of December 31, 2012, the severance payment under a change in control would have been calculated based on the following:

•	Mr. Ferland: $875,000 base salary and $875,000 target annual incentive compensation (100% of his annual base salary);

•	Mr. Colatrella: $480,000 base salary and $336,000 target annual incentive compensation (70% of his annual base salary);

•	Ms. Salomone: $614,000 base salary and $491,200 target annual incentive compensation (80% of her annual base salary);

•	Mr. Canafax: $424,000 base salary and $254,400 target annual incentive compensation (60% of his annual base salary); and

•	Mr. Mowry: $397,400 base salary and $238,440 target annual incentive compensation (60% of his annual base salary).

EICP Payment.    Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a restructuring transaction, as follows:

•

If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2011 EICP awards were paid before December 31, 2012. As a result, no payment would have been due to our Named Executives in this respect.

•

The executive would be entitled to a prorated target EICP payment equal to the product of the Named Executive’s annual base salary and EICP target percentage, with the product prorated based on the number of days the Named Executive was employed during the year in which the termination occurs. Based on a December 31, 2012 termination, each Named Executive other than Mr. Ferland would have been entitled to an EICP payment equal to 100% of his or her 2012 target EICP, as in effect immediately prior to the date of termination. Based on a December 31, 2012 termination, Mr. Ferland would have been entitled to an EICP payment equal to 70% of his 2012 target EICP.

Financial Planning.    Under the terms of the agreement with our financial planning service provider, each Named Executive is entitled to financial planning benefits for one year following a change in control, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the fee that the company would be required to pay for each Named Executive to receive such benefits. “Change of control” is not defined under the agreement.

SERP.    Under the terms of our SERP, an executive’s company account becomes fully vested on, among other events, the date a change in control occurs. Mr. Bethards was 100% vested in his company account as of December 31, 2012. Ms. Salomone was 40% vested in her company account and Messrs. Mowry and Canafax were each 20% vested in their respective company accounts as of the same date. Accordingly, 60% of the amounts in Ms. Salomone’s company account and 80% of the amounts in Mr. Mowry’s and Mr. Canafax’s respective company accounts would be subject to accelerated vesting upon the occurrence of a change in control. Messrs. Ferland and Colatrella were not participants in our SERP during 2012. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to our change in control agreements.

Restoration Plan.    Under our Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date a change in control occurs. Messrs. Canafax and Mowry and Ms. Salomone were each 100% vested in their Restoration Plan accounts as of December 31, 2012. Messrs. Ferland and Colatrella were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2012. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon the occurrence of a change in control. “Change in control” has a substantially similar meaning under our Restoration Plan as it does under our change in control agreements, except that a participant in our Restoration Plan is excluded from accelerated vesting if the participant is part of a purchasing group that consummates a transaction that qualifies as a change of control under the Restoration Plan.

Benefits.    The amounts reported represent three times the full annual cost of coverage for medical, dental and vision benefits provided to the Named Executive and their covered dependents for the year ended December 31, 2012.

Tax Reimbursements.    The agreements do not provide any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a Named Executive to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the Named Executive retaining a larger after-tax amount.

Equity Awards.    Under the terms of the awards outstanding, all unvested stock and option awards would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under our 2010 LTIP, a “change in control” occurs under the same circumstances described above with respect to our change-in-control agreements. See “Equity Awards” under the “Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability” table above for more information regarding the amounts reported for stock option awards, which information is also applicable to the “Estimated Value of Benefits to Be Received Upon Change in Control” table above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 11, 2013 by each director or nominee as a director, each Named Executive and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the vesting of restricted stock units or the exercise of stock options.

Name	Shares Beneficially Owned
Brandon C. Bethards(1)	165,942
James D. Canafax(2)	48,000
Thomas A. Christopher	3,921
Anthony S. Colatrella(3)	31,870
John A. Fees(4)	145,540
E. James Ferland(5)	38,068
Robert W. Goldman(6)	23,245
Stephen G. Hanks	13,509
D. Bradley McWilliams(7)	40,535
Adm. Richard W. Mies	6,042
Anne R. Pramaggiore	10,088
Mary Pat Salomone(8)	62,290
Christofer M. Mowry(9)	56,473
Larry L. Weyers	10,379
All directors and executive officers as a group (21 persons)(10)	679,755

(1)	Shares owned by Mr. Bethards include 123,215 shares of common stock that he may acquire on the exercise of stock options.

(2)	Shares owned by Mr. Canafax include 28,341 shares of common stock that he may acquire on the exercise of stock options and 2,350 shares of common stock held in our Thrift Plan.

(3)	Shares owned by Mr. Colatrella include 25,001 shares of common stock that he may acquire on the exercise of stock options and 476 shares of common stock held in our Thrift Plan.

(4)	Shares owned by Mr. Fees include 8,924 shares of common stock held in our Thrift Plan.

(5)	Shares owned by Mr. Ferland include 30,095 shares of common stock that he may acquire on the exercise of stock options and 380 shares of common stock held in our Thrift Plan.

(6)	Shares owned by Mr. Goldman include 5,115 shares of common stock that he may acquire on the exercise of stock options.

(7)	Shares owned by Mr. McWilliams include 450 shares of common stock that he may acquire on the exercise of stock options.

(8)	Shares owned by Ms. Salomone include 44,195 shares of common stock that she may acquire on the exercise of stock options and 865 shares of common stock held in our Thrift Plan.

(9)	Shares owned by Mr. Mowry include 28,252 shares of common stock that she may acquire on the exercise of stock options and 967 shares of common stock held in our Thrift Plan.

(10)	Shares owned by all directors and executive officers as a group, excluding Mr. Bethards, include 263,272 shares of common stock that may be acquired on the exercise of stock options, as described above, 3,396 restricted shares of common stock as to which they have sole voting power but no dispositive power and 11,346 shares of common stock held in our Thrift Plan.

Shares beneficially owned by each of our directors and officers individually in each case constituted less than one percent of the outstanding shares of common stock on March 11, 2013, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The aggregate shares beneficially owned by all of our directors and officers as a group constituted approximately 0.6% of the outstanding shares of common stock measured as of the same date and on the same basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price	21,314,117	(2)	18.76%
100 E. Pratt Street
Baltimore, MD 21202

Mason Capital	14,694,745	(3)	12.94%
110 East 59th Street, 30th Floor
New York, New York 10022

Shapiro Capital Management	5,821,217	(4)	5.12%
3060 Peachtree Road, Suite 1555 N.W.
Atlanta, Georgia 30305

(1)	Percent is based on outstanding shares of our common stock on March 11, 2013.

(2)	As reported on Schedule 13G/A filed with the SEC on February 6, 2013. The Schedule 13G/A reports beneficial ownership of 21,314,117 shares of our common stock by T. Rowe Price Associates, Inc. (“Price Associates”), which has sole voting power over 4,782,026 shares and sole dispositive power over 21,314,117 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, for which Price Associates serves as an investment adviser. Price Associates expressly disclaims that it beneficially owns such securities. The Schedule 13G/A reports that T. Rowe Price Mid-Cap Growth Fund has sole voting power of 7,609,500 shares and sole dispositive power over no shares.

(3)	As reported on Schedule 13G/A filed with the SEC on February 14, 2013. The Schedule 13G/A reports beneficial ownership of 14,694,745 shares of our common stock by Mason Capital Management LLC, over which shares it has sole voting and sole dispositive power. The Schedule 13G/A reports beneficial ownership of 14,694,745 shares of our common stock by Kenneth M. Garschina and Michael Martino, which have shared voting and dispositive power over 14,694,745 shares. The Schedule 13G/A reports that Mr. Garschina and Mr. Martino are managing principals of Mason Capital Management LLC.

(4)	As reported on Schedule 13G filed with the SEC on February 14, 2013. The Schedule 13G reports beneficial ownership of 5,806,217 shares of our common stock by Shapiro Capital Management LLC, which has sole voting power over 5,427,262 shares, shared voting power over 378,955 shares and sole dispositive power over 5,806,217 shares. The Schedule 13G also reports beneficial ownership of 15,000 shares by Samuel R. Shapiro, over which he has sole voting power and sole dispositive power. The Schedule 13G reports that Mr. Shapiro is the chairman, director and majority shareholder of Shapiro Capital Management LLC, in which capacity he exercises dispositive power over the securities reported for Shapiro Capital Management LLC.

AUDIT AND FINANCE COMMITTEE REPORT

The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that B&W specifically incorporates it by reference into such filing.

As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of B&W’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) our compliance with legal and regulatory financial requirements; (ii) policies and procedures relating to financial risks; (iii) financial strategies and capital structure and (iv) aspects of our compliance and ethics program relating to financial matters, books and records and accounting and as required by applicable laws, rules and regulations. Our principal responsibility is one of oversight. B&W’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), B&W’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

In this context, we have reviewed and discussed B&W’s audited consolidated financial statements for the year ended December 31, 2012 with B&W’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, including information regarding the scope and results of the audit, significant estimates and judgments, accounting principles and critical accounting estimates. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from B&W and its management. We also considered whether the provision of non-audit services to B&W is compatible with Deloitte’s independence.

We reviewed and discussed with management its assessment and report on the effectiveness of B&W’s internal control over financial reporting as of December 31, 2012, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control — Integrated Framework.” We have also reviewed and discussed with Deloitte its review and report on B&W’s internal control over financial reporting.

Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in B&W’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

THE AUDIT AND FINANCE COMMITTEE

Robert W. Goldman, Chairman

Stephen G. Hanks

D. Bradley McWilliams

Anne R. Pramaggiore

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2013

(PROPOSAL 3)

Our Board of Directors has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and

Finance Committee retains discretion to appoint a

new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the year ended December 31, 2012, we paid Deloitte fees, including expenses and taxes, totaling $4,482,885, which are categorized below. For the year ended December 31, 2011, we paid Deloitte fees, including expenses and taxes, in the amounts reported in the 2011 column below.

	2012	2011
Audit
The Audit fees for the year ended December 31, 2012 were for professional services rendered for the audits of the combined and consolidated financial statements of B&W, the audit of B&W’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of B&W and assistance with review of documents filed with the SEC.	$3,499,233	$3,239,607
Audit-Related
The Audit-Related fees for the year ended December 31, 2012 were for services related to a social security audit for a subsidiary.	$11,948	$51,049
Tax
The Tax fees for the year ended December 31, 2012 were for professional services rendered for consultations on various U.S. federal, state and international tax compliance assistance, consultation and advice on various foreign tax matters.	$971,704	$1,026,591
All Other
There were no other fees for services for the year ended December 31, 2012.	$0	$134,013
Total	$4,482,885	$4,451,260

It is the policy of our Audit and Finance Committee to preapprove all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.

Annually, the independent registered public accounting firm and the Vice President of Internal Audit present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act of 1934.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2012. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our Named Executives) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Com-

pliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between us and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% or more beneficial owners were satisfied.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2014 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 22, 2013. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2014 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our

Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on January 3, 2014 or later than February 2, 2014 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent By-Law provisions can be found on our Web site at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.”

By Order of the Board of Directors,

BENJAMIN H. BASH

Corporate Secretary

Dated: March 22, 2013

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THE BABCOCK & WILCOX COMPANY M55971-P35901 THE BABCOCK & WILCOX COMPANY 13024 BALLANTYNE CORPORATE PLACE, SUITE 700 CHARLOTTE, NORTH CAROLINA 28277 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2013 (April 30, 2013 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2013 (April 30, 2013 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! ! ! For All Withhold All For All Except ! Yes No For Against Abstain Please indicate if you plan to attend this meeting. 2. Advisory vote on executive compensation. 3. Ratifi cation of Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2013. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees and FOR proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. 01) John A. Fees (Class III) 02) Richard W. Mies (Class III) 03) Larry L. Weyers (Class III) 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the nominees listed: The Board of Directors recommends you vote FOR proposals 2 and 3. Vote on Proposals Vote on Directors M55972-P35901 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

The Babcock & Wilcox Company Annual Meeting of Stockholders Friday, May 3, 2013 at 9:30 a.m. The Ballantyne Hotel The Ballantyne Ballroom 10000 Ballantyne Commons Parkway Charlotte, North Carolina 28277 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THE BABCOCK & WILCOX COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS Friday, May 3, 2013 The undersigned stockholder(s) hereby appoint(s) E. James Ferland and James D. Canafax, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The Babcock & Wilcox Company (“B&W”) that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on May 3, 2013, at The Ballantyne Hotel, The Ballantyne Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, NC 28277, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. ATTENTION PARTICIPANTS IN B&W’S THRIFT PLAN: If you held shares of The Babcock & Wilcox Company common stock through The Thrift Plan for B&W Employees and Participating Subsidiary and Affi liated Companies (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on April 30, 2013. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED CONTINUED AND TO BE SIGNED ON REVERSE SIDE